Exhibit 10.8
SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
This Second Amended and Restated Note Purchase Agreement, dated as of November 12, 2021 (this “Agreement”, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time), is entered into by and among Redaptive, Inc., a Delaware corporation (the “Company”), the Guarantors listed on the signature pages hereof, and the Persons listed on the schedule of investors attached hereto as Schedule I (as updated from time to time in accordance with Section 10(d)) (each an “Investor” and collectively, the “Investors”).
RECITALS
A.    The Company, the Guarantors and the Investors entered into a Note Purchase Agreement, dated as of September 24, 2020, as amended on May 21, 2021 and September 23, 2021 (as amended, the “Existing Note Purchase Agreement”), and pursuant to the Third Amendment and Participation Agreement, those parties have agreed to amend and restate the Existing Note Purchase Agreement on the terms and conditions contained herein and pursuant to the Third Amendment and Participation Agreement.
B.    On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, promissory notes in up to the principal amounts set forth opposite such Investor’s name on Schedule I hereto.
C.    Capitalized terms not otherwise defined herein shall have the meaning set forth in Appendix 1 attached hereto.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:
1.    The Notes.
(a)    Issuance of Notes. Subject to all of the terms and conditions hereof, the Company agrees to issue and sell to each of the Investors, and each of the Investors severally agrees to purchase, one or more Notes up to the principal amount of such Investor’s Commitment; provided that, after giving effect to each such purchase and sale of Notes, (i) the aggregate Outstanding Principal Balances of all Notes issued under this Agreement would not exceed the Borrowing Base, and (ii) the aggregate Original Principal Amounts of all Notes issued to an Investor would not exceed the Commitment of such Investor set forth on Schedule I hereto. The obligations of the Investors to purchase Notes are several and not joint. The aggregate principal amount for all Notes issued hereunder shall not exceed $100,000,000 unless the Commitments are increased pursuant to Section 1(g). Notwithstanding anything to the contrary in this Section 1(a), the Commitment of any Investor to purchase Notes hereunder shall in no case apply to any financing source that provides an Investor Financing and becomes a holder of any Note in connection with an Investor Financing Foreclosure.
(b)    Delivery. The initial sale and purchase of the Notes (the “Initial Notes”) shall take place at a closing (the “Initial Closing”) to be held at such place and time as the Company and the Investors may determine (the “Initial Closing Date”). Subject to the terms and conditions of this Agreement, upon the Company’s request as set forth in Section 1(f), the Investors shall purchase additional Notes (the “Subsequent Notes”) issued by the Company at one of more subsequent closings (each, a “Subsequent Closing”) to be held at such place and time as the Company and the Investors participating in such Subsequent Closing may determine (each, a “Subsequent Closing Date”). At each such Closing, the Company will deliver to each Investor participating in each such Closing the Note to be purchased by such Investor, against receipt by the Company of the corresponding purchase price (the “Purchase Price”) less the Draw Fee (such delivery of a Note and receipt of the Purchase Price less the Draw Fee, a “Funding Event”). The Company shall register each Note in such Investor’s name in the Register as set forth in each Note. All of the transactions set forth herein to be taken at each such Closing, including the delivery of documents, shall be deemed to take place simultaneously at each such Closing. In addition to the issuance of Subsequent Notes pursuant to this Section 1(b).
(c)    Borrowing Base Deficiency. If, on the last day of any month (as shown in the Borrowing Base Report delivered pursuant to Section 7(a)(viii)), the aggregate Outstanding Principal Balances of Notes issued hereunder exceeds the Borrowing Base, the Company shall, in accordance with Section 6(b) of the Note, promptly offer to redeem on a pro rata basis a portion of the Outstanding Principal Balance of each outstanding Note in cash in an aggregate amount equal to such excess (the “Borrowing Base Deficiency”) and shall redeem any such portion of the Outstanding Principal Balance of each outstanding Note to the extent required in Section 6(b) of the Note.
(d)    Project Debt Facility. If AssetCo or any Permitted Project Subsidiary incurs any additional Indebtedness for borrowed money under a Project Debt Facility, the Company shall, in accordance with Section 6(c) of the Note, promptly offer to redeem on a pro rata basis a portion of the Outstanding Principal Balance of each outstanding Note in cash in an aggregate amount equal to such net proceeds received by AssetCo or any Permitted Project Subsidiary from such incurrence and shall redeem any such portion of the Outstanding Principal Balance of each outstanding Note to the extent required in Section 6(c) of the Note.
(e)    Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.
(f)    Procedures for Funding Events. Subject to the prior satisfaction of all other applicable conditions to the sale and purchase of a Note set forth in this Agreement, to request a Funding Event, the Company (via a Responsible Officer) shall notify the Investors (which notice shall be irrevocable) by electronic mail at least ten Business Days prior to the applicable Closing Date. Such notice (a “Funding Notice”) shall (i) specify the amount to be funded by each Investor (which shall be such Investor’s pro rata portion of the aggregate amount to be funded, but not in excess of such Investor’s individual Commitment), (ii) include evidence of the satisfaction of each condition set forth in Section 4 with respect to the Initial Closing and Section 5 with respect to Subsequent Closings, (iii) any documents, including a counterpart signature page of the Note, to be executed by such Investor (which shall be returned to the Company prior to the Closing Date), and (vi) be executed by a Responsible Officer. The Investors participating in such Closing shall credit proceeds of any Note to the account designated by the Company for such purpose.
(g)    Increase in Commitments. By execution of a supplement to this Agreement (a “Commitment Increase Supplement”) in form and substance acceptable to each

Investor party thereto, each Investor and the Company may (but shall not be required to) agree to an increase in such Investor’s Commitment under this Agreement provided that, after giving effect to such increase, the aggregate Commitments of all Investors shall not exceed $150,000,000. Such increases shall be set forth on a schedule to the Commitment Increase Supplement.
(h)    Reserved.
2.    Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth on the Disclosure Schedule, the following representations are true and complete as of the date hereof and as of each Closing Date, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2.
(a)    Organization; Good Standing and Qualification.
(i)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
(ii)    Each Guarantor is duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite corporate or other entity power and authority to carry on its business as conducted as of the date of execution of the Agreement. Each Guarantor is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.
(b)    Capitalization and Voting Rights. As of the date hereof:
(i)    Authorized Stock. As of November 1, 2021, the authorized capital stock of the Company consists of:
(A)    30,000,000 shares of Common Stock, of which 26,955,821 shares are issued and outstanding. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in material compliance with all applicable federal and state securities laws.
(B)    9,244,940 shares of Preferred Stock, of which 4,750,00] are designated as Series A Preferred Stock, none of which are issued and outstanding and 4,494,940 shares of Series B Preferred Stock, none of which are issued and outstanding. None of the rights, preferences and powers of, or the restrictions on, the Preferred Stock set forth in the Company’s Certificate of Incorporation are prohibited by the General Corporation Law of the State of Delaware.
(ii)    8,293,550 shares of Common Stock are subject to issuance to officers, directors, employees and consultants of the Company pursuant to the Company’s 2015 Equity Incentive Plan duly adopted by the Company’s Board of Directors and approved by the Company stockholders (the “Stock Plan”); of such shares of Common Stock reserved under the Stock Plan, 923,267 options to purchase shares have been granted and are currently outstanding, 7,328,871 shares have been issued pursuant to restricted stock purchase agreements or the exercise of options, and 53,496 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

(iii)    Except for (1) the Third Amendment and Participation Agreement, (2) the Keyframe Notes, (3) the rights provided in Section 4 of that certain Amended and Restated Investors’ Rights Agreement, dated as of the Conversion Date (the “Investors’ Rights Agreement”), (4) the securities described in Section 2(b)(ii), (5) outstanding warrants to purchase up to 1,177,906 shares of Common Stock, and (6) commitments to grant options in the ordinary course of business, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.
(c)    Subsidiaries. Schedule 2(c) to the Disclosure Schedule sets forth as of the Initial Closing Date a list of all Subsidiaries of the Company and the percentage ownership (directly or indirectly) of the Company therein. The shares of capital stock or other ownership interests of all such Subsidiaries are fully paid and, to the extent applicable, nonassessable and are owned by Company (other than minority interests held by other Persons that do not violate any provision of this Agreement), directly or indirectly, free and clear of all Liens other than Liens permitted under Section 8(b).
(d)    Authorization.
(i)    All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Notes and the other Transaction Documents to which it is a party has been taken or will be taken prior to the Initial Closing, and this Agreement, the Notes and the Transaction Documents to which it is a party constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(ii)    All corporate or other action on the part of each Guarantor, its officers, directors and stockholders or other equityholders, as applicable, necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is a party has been taken or will be taken prior to execution thereof, and this Agreement and the other Transaction Documents to which it is a party constitute a valid and legally binding obligations of each Guarantor, enforceable in accordance with its terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(e)    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company or the Guarantors is required in connection with the consummation of the transactions contemplated by this Agreement, except (1) any filings required by applicable securities laws, rules and regulations; or (2) such other post-closing filings as may be required.
(f)    Offering.
(i)    Subject in part to the truth and accuracy of each Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Notes as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

(ii)    Prior to the date hereof, the Company has exercised reasonable care, in accordance with Securities and Exchange Commission rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Act) connected with the Company in any capacity at the time of the sale of the Notes; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Notes (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.
(g)    Litigation. There is no action, claim, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened in writing against the Company, its Subsidiaries or any of the Projects included in the Borrowing Base that questions the validity of this Agreement or any Transaction Document, or the right of the Company and the Guarantors to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that could reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. As of the date hereof, there is no action, claim, suit, proceeding or investigation by the Company or its Subsidiaries currently pending or that the Company or any of its Subsidiaries intends to initiate.
(h)    Environmental and Safety Laws. Except as would not reasonably be expected to have a Material Adverse Effect (1) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws; (2) there has been no use, handling, storage, generation, distribution, disposal, arrangement for disposal of, exposure of any Person to, release, or to the Company’s knowledge threatened release, of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof. or any other materials, substance or waste for which standards of conduct or liability may be imposed under Environmental Laws (each a “Hazardous Substance”) on, upon, into, under or from any site currently or heretofore owned, leased or otherwise used by the Company or its Subsidiaries or otherwise by the Company or its Subsidiaries; (3) there have been no Hazardous Substances generated, transported or disposed of by the Company or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; (4) there are no underground storage tanks located on, no polychlorinated biphenyls or any equipment containing such chemical used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned, leased or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws; and (5) neither the Company nor any of its Subsidiaries has knowledge of any existing event, condition, occurrence, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance by the Company or its Subsidiaries with applicable Environmental Laws, give rise to any common law or statutory liability or otherwise form the basis of any liability under Environmental Law. Neither the Company nor its

Subsidiaries has received any written notice alleging any violation of, or liability under, Environmental Laws, except for such violations or liabilities as would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, there are no material environmental records, reports, notifications, certificates of need, Permits, pending Permit applications, correspondence, engineering studies, and environmental studies or assessments arising out of or in connection with the Company’s business as now conducted and as proposed to be conducted.
(i)    Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries own or possess sufficient legal rights to all Company Intellectual Property without any violation or infringement (or in the case of third-party patents, patent applications, trademark applications or service mark applications, without any violation or infringement known to the Company) of the rights of others, (ii) no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates any license or infringes any rights to Intellectual Property of any other party, except that with respect to third-party patents, patent applications, trademark applications or service mark applications the foregoing representation is made to the Company’s knowledge only, (iii) other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, encumbrance or shared ownership interest of any kind relating to the Company Intellectual Property, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person, (iv) neither the Company nor any of its Subsidiaries has received any written communications alleging that the Company or any of its Subsidiaries has violated or, by conducting its business, would violate any of the Intellectual Property of any other Person, (v) the Company or its Subsidiaries has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees or consultants for their use in connection with the Company’s or its Subsidiaries’ business, (vi) it will not be necessary to use any inventions of any of its or its Subsidiaries’ current or former employees or consultants (or Persons the Company currently intends to hire) made prior to their employment by or consulting relationship with the Company; and (vii) the Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement in a manner that would require (or purport to require) the distribution of the source code of such software or prohibit (or purport to prohibit) the Company from charging for the distribution or use of the software or otherwise limit such software’s use for commercial purposes. Each current and former employee and consultant of the Company and its Subsidiaries has fully and validly assigned and transferred to the Company or one of its Subsidiaries all Intellectual Property he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. Section 2(i) of the Disclosure Schedule lists all Company Intellectual Property that is registered with a governmental entity as of the date hereof.
(j)    Compliance with Other Instruments. The Company is not in violation or default (1) of any provisions of its Certificate of Incorporation or Bylaws, (2) of any judgment, order, writ or decree of any court or governmental entity, (3) under any agreement, instrument, contract, lease, note, indenture, mortgage or purchase order to which it is a party or by which it is bound, the violation of which would have a Material Adverse Effect, or (4) of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents by the Company and each Guarantor will not result in any such violation or default, or constitute, with or without the passage of time and giving of notice, either (i) a default under any such judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order in each case that could reasonably be expected to have a Material Adverse Effect, (ii) the suspension, revocation, forfeiture or nonrenewal of any permit or license applicable to the Company or its Subsidiaries in each case that could reasonably be expected to have a Material Adverse Effect, or (iii) an event which results in the creation of any material lien, charge or encumbrance upon any assets of the Company or its Subsidiaries (other than Liens permitted under Section 8(b)). The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents by the Company and each Guarantor will not result in any acceleration of benefits or obligations, with or without the passage of time and giving of notice, under any such material judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order.
(k)    Agreements; Action.
(i)    As of the date hereof, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company or any of its Subsidiaries is a party or by which it is bound that involve (1) obligations (contingent or otherwise) of, or payments to, the Company or such Subsidiary in excess of $500,000 (other than the Transaction Documents and the Keyframe Note Documents), (2) the license of any Intellectual Property to or from the Company other than licenses with respect to commercially available software products under standard end-user object code license agreements or standard customer terms of service and privacy policies for Internet sites, (3) the grant of rights to manufacture, produce, assemble, license, market, or sell its products or services to any other Person, or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services, or (4) establishment or operation of any joint venture, partnership, joint development, strategic alliance or similar arrangement.
(ii)    As of the date hereof, the Company has not (1) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (2) except for Indebtedness permitted under Section 8(a), incurred any indebtedness for money borrowed or incurred any other liabilities (other than indebtedness or liabilities that have already been fully satisfied), (3) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (4) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.
(iii)    For the purposes of subsections (i) and (ii) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.
(iv)    As of the date on which this representation and warranty is made or deemed made, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any Indebtedness of any other Person except to the extent permitted under Section 8(a).
(l)    Certain Transactions.
(i)    As of the date hereof, other than (1) standard employee benefits generally made available to all employees, (2) standard director indemnification agreements approved by the Company’s Board of Directors, and (3) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of Common Stock, in each instance, approved in the written minutes or consent of the Company’s Board of Directors, there is no agreement, understanding or proposed transaction between the Company and any of its officers, directors, consultants, Key Employees, members of the immediate families of the foregoing, or any Affiliate of any of the foregoing.
(ii)    As of the date hereof, (1) neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees, (2) none of the Company’s or its Subsidiaries’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or any of its Subsidiaries or, to the Company’s knowledge, have any (1) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors or (2) direct or indirect ownership interest in any Person with which the Company is affiliated or with which the Company or its Subsidiaries has a business relationship, or any Person that competes with the Company or its Subsidiaries, except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company.
(m)    Permits. The Company and its Subsidiaries have all franchises, Permits, licenses and any similar authority necessary for the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Company is not in default under any of such franchises, Permits, licenses or other similar authority except where any such default could not reasonably be expected to have a Material Adverse Effect.
(n)    Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, as of the date hereof, the Company is not under any obligation to register under the Securities Act any of its securities (whether currently outstanding or to be issued in the future). To the Company’s knowledge, as of the date hereof, except as contemplated in that certain Voting Agreement, dated as of the Conversion Date, by and among the Company and certain of its stockholders (as may be amended and/or restated from time to time), no stockholder of the Company has entered into any agreement with respect to the voting of capital shares of the Company.
(o)    Title to Property and Assets. The tangible property and assets that the Company and its Subsidiaries own are owned free and clear of all Liens, except for Liens permitted pursuant to Section 8(b). With respect to the tangible property and assets it leases, the Company or its applicable Subsidiary is in compliance with such leases and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens other than those of the lessors of such property or assets or Liens permitted pursuant to Section 8(b). As of the date hereof, neither the Company nor any of its Subsidiaries own any real property.
(p)    Material Liabilities. Except as set forth in the Financial Statements (as defined below), as of the date hereof, the Company and its Subsidiaries have no material liabilities or obligation, absolute or contingent (individually or in the aggregate) other than pursuant to the Transaction Documents and the Keyframe Note Documents and except (1) obligations and liabilities incurred after the date of the Financial Statements that do not exceed $500,000 individually or $1,500,000 in the aggregate, and (2) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles (“GAAP”).

(q)    Financial Statements. The Company has delivered to each Investor its (i) audited financial statements (consolidated balance sheet and statements of operations, stockholders equity and cash flows) as of and for the fiscal years ended December 31, 2018 and December 31, 2019, and (ii) unaudited financial statements (balance sheet and income statement) as of and for the fiscal quarter ended September 30, 2021 (the “Financial Statements”). All financial statements that have been furnished by or on behalf of the Company (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Financial Statements may not contain all footnotes required by GAAP, (ii) are correct in all material respects and (iii) present fairly the financial condition and operating results of the Company as of the date(s) and during the period(s) indicated therein. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.
(r)    Changes. As of the date hereof, since the date of the Financial Statements there has not been:
(i)    any change in the assets, liabilities, financial condition or operating results of the Company and its Subsidiaries from that reflected in such financial statements, except immaterial changes in the ordinary course of business;
(ii)    any material damage, destruction or loss, whether or not covered by insurance;
(iii)    any waiver or compromise by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it except in the ordinary course of business;
(iv)    any satisfaction or discharge of any Lien or payment of any material obligation by the Company or any of its Subsidiaries except in the ordinary course of business;
(v)    any entry into, or change or amendment to, a material contract, agreement, or arrangement by which the Company or any of its assets is bound or subject, other than in the ordinary course of business;
(vi)    any material change in any compensation arrangement or agreement with any Key Employee (other than a consultant who is a Key Employee), officer or director;
(vii)    any resignation or termination of employment of any officer or Key Employee of the Company;
(viii)    any Lien created by the Company, with respect to any of its material properties or assets, except Liens permitted pursuant to Section 8(b) or for Taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;
(ix)    any loans or guarantees made by the Company or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary and customary course of its business;

(x)    any dividend, declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;
(xi)    any sale, assignment, transfer, or license of any material Company Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business;
(xii)    receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;
(xiii)    to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that would reasonably be expected to result in a Material Adverse Effect; or
(xiv)    any arrangement or commitment by the Company to do any of the things described in this Section 2(r).
(s)    Tax Returns, Payments and Elections. As of the date on which this representation and warranty is made or deemed made, except as permitted by Section 7(d), (1) there are no federal or material state, county, local or foreign taxes due and payable by the Company and its Subsidiaries which have not been paid, (2) the Company and its Subsidiaries have duly and timely filed all federal and material state, county, local and foreign tax returns required to have been filed by them and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year, (3) the Company has not elected pursuant to the Code, to be treated as an “S” corporation or a collapsible corporation pursuant to Section 1362(a), and (4) the Company has not made any other elections pursuant to the Code (other than elections which relate solely to matters of accounting, depreciation or amortization) that could reasonably be expected to have a Material Adverse Effect.
(t)    Insurance. The Company has in full force and effect policies of insurance that complies with Section 7(e).
(u)    Employee Matters.
(i)    As of the date hereof, to the Company’s knowledge, (1) no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing, (2) each officer and Key Employee of the Company is currently devoting all of his or her business time to the conduct of the Company’s business, (3) the Company is not aware that any of its officers and Key Employees is planning to work less than full-time for the Company in the future, (4) the employment of each employee of the Company is terminable at the will of the Company, (5) except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due, and (6) the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.
(ii)    The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.
(iii)    As of the date hereof, the Company has not made any representations regarding equity incentives or compensation to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s Board of Directors, the representations set forth herein, or the Disclosure Schedule.
(iv)    As of the date on which this representation and warranty is made or deemed made, each of the Credit Parties and the ERISA Affiliates have made all required contributions to each Plan, Pension Plan, and Multiemployer Plan in accordance with the terms of each such Plan, Pension Plan, and Multiemployer Plan and the requirements of all applicable laws, and each Plan and each Pension Plan has been established, maintained, funded, and administered in compliance in all material respects with all applicable laws and the terms of each Plan or Pension Plan.
(v)    As of the date on which this representation and warranty is made or deemed made, no Credit Party, any other Subsidiary of the Company or any ERISA Affiliate has incurred any material liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to any Plan or Pension Plan, and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by any Credit Party, any other Subsidiary of the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Credit Party, any other Subsidiary of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to Section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or Section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Pension Plan, other than such liabilities or Liens as would not be individually or in the aggregate material.
(vi)    As of the date on which this representation and warranty is made or deemed made, no Pension Plan has an Unfunded Pension Liability that is material. No Credit Party, any other Subsidiary of the Company or any ERISA Affiliate has incurred withdrawal liability under Section 4201 or 4204 of ERISA in respect of any Multiemployer Plan that has not been satisfied in full.
(vii)    As of the date hereof, the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.
(viii)    As of the date hereof, the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.
(ix)    As of the date hereof, each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.
(x)    As of the date hereof, to the Company’s knowledge, none of the Key Employees or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
(xi)    As of the date hereof, each person who, pursuant to any benefit, bonus or incentive plan of the Company, holds any currently outstanding shares of Common Stock or other securities of the Company or any option, warrant or right to acquire such shares or other securities, has entered into or is otherwise bound by, an agreement granting the Company (a) the right to repurchase the shares for the original purchase price, or to cancel the option, warrant or right, in the event the holder’s employment or services with the Company terminate for any reason, subject to release of such repurchase or cancellation right on terms and conditions specified by the Company’s Board of Directors, and (b) a right of first refusal with respect to all such shares.
(v)    Plan Asset Matters. The Company does not hold “plan assets” within the meaning of the Plan Asset Regulations.
(w)    Data Privacy. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (1) in connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company and its Subsidiaries are and have been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party, (2) the Company has commercially reasonable physical, technical, organizational and administrative security measures in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure, and (3) the Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.
(x)    Real Property Holding Corporation. The Company and its Subsidiaries are not now and never have been “United States real property holding corporations” as defined in Section 897 of the Code and any applicable regulations promulgated thereunder. The Company has filed with the IRS all statements, if any, with its U.S. federal income Tax returns which are required under such regulations.
(y)    Anti-Terrorism Laws; USA Patriot Act. To the extent applicable, the Company and each of its Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act.
(z)    Anti-Corruption Laws and Sanctions. None of the Company, any of its Subsidiaries, nor any of their respective directors, officers, employees or, to the knowledge of the Company, any of their agents has, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof, candidate for foreign political office, or any other Person for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person, nor otherwise violated any applicable Anti-Corruption Law. Neither the Company nor any of its directors, officers, or to the knowledge of the Company, any of its employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. None of the Company, any Subsidiary, nor, to the Company’s knowledge, any of their respective officers, directors, employees or agents is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Laws. The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and its and their respective directors and officers and, to the knowledge of the Company, its and their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Company, any Subsidiary, or any of its or their respective directors or officers, or (ii) to the knowledge of the Company, any employee or agent of the Company or any Subsidiary of the Company that will act in any capacity in connection with or benefit from the Notes issued hereby, is a Sanctioned Person nor has transacted any business with or for the benefit of any Sanctioned Person in violation of Sanctions, nor has violated applicable Ex-Im Laws.
(aa)    Margin Stock.
(i)    None of the Company or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.
(ii)    No part of the proceeds of the purchase of any Note will be used to purchase or carry any Margin Stock or to extend credit for the purposes of purchasing or carrying Margin Stock in violation of the provisions of the regulations of the Board, including Regulation T, U or X.
(bb)    Solvency. As of the Closing Date and any Subsequent Closing Date, the Company is, individually and together with its Subsidiaries, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

(cc)    No Side Agreements. There are no binding agreements by, among or between the Company or any of its Affiliates, on the one hand, and any Investor or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Transaction Documents.
(dd)    No Brokers or Finders. None of the Company or any of its Subsidiaries has retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by any of the Transaction Documents whose fees the Investors would be required to pay.
(ee)    Collateral. The Security Agreement and each other Collateral Documents are, or upon execution will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the Uniform Commercial Code). In the case of the Pledged Collateral (as defined in the Security Agreement), when stock or interest certificates representing such Pledged Collateral (along with properly completed stock or interest powers endorsing the Pledged Collateral) and executed by the owner of such shares or interests are delivered to the Collateral Agent (or delivered to and held by a designated bailee, in accordance with the Intercreditor Agreement), and in the case of the other Collateral described in the Security Agreement or any other Collateral Document (other than deposit accounts), when financing statements and other filings specified on Schedule 2(ee) of the Disclosure Schedule in appropriate form are timely filed in the offices specified on Schedule 2(ee) of the Disclosure Schedule, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 8(b)). In the case of Collateral that consists of deposit accounts, when a control agreement is executed and delivered by all parties thereto with respect to such accounts, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person except as provided under the applicable control agreement with respect to the financial institution party thereto.
(ff)    Disclosure. All written information (other than any projected financial information and other than information of a general economic or industry specific nature) furnished by or on behalf of the Company to any Investor in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished and when taken as a whole), when furnished, is true and accurate in all material respects, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond Company’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).
(gg)    Debt Documents. The Hitachi Credit Agreement, the Keyframe Note Documents and each other document or agreement governing the Indebtedness thereunder is in full force and effect and no default or event of default thereunder has occurred and is continuing.
(hh)    Projects. With respect to each Project included in the Borrowing Base:

(i)    The Customer Agreement associated with such Project has been duly and validly executed and delivered by the Customer and the Company or its Subsidiary which is a party thereto, is in full force and effect, has not been Materially amended, modified, supplemented or terminated, except as expressly set forth in the Borrowing Base Report and, to the knowledge of the Company, neither the Customer nor the Company or its Subsidiary party thereto is in default of its obligations thereunder.
(ii)    Such Project satisfies in all respects the requirements applicable to (A) an Eligible Project and (B) either an Eligible NTP Project or an Eligible COD Project, as specified in the Borrowing Base Report.
(iii)    The Company or a Subsidiary has obtained all necessary Permits for such Project required to be obtained in respect of the stage of development of such Project. All such required Permits obtained by Customer or a Subsidiary are validly issued, are in full force and effect, are free from any condition or requirement that cannot be met or that could have an adverse effect on any such Project, and are not the subject of any current challenge and are not subject to any unusual or onerous conditions.
(iv)    Such Project has been designed, constructed and operated (in each case to the extent applicable based on the stage of development of such Project) in accordance with the applicable Customer Agreement and O&M Agreement, all applicable laws, all Permits required for such Project, and all warranty requirements.
(v)    Each Project Document related to such Project is in full force and effect, has not been Materially amended, modified, supplemented or terminated, except as expressly set forth in the Borrowing Base Report and the Company has provided the Investors with copies of each such Project Document that are true, correct and complete in all respects.
(vi)    The Project Documents related to such Project are sufficient to enable the Project to be located, operated, and routinely maintained in all material respects as contemplated by the Transaction Documents and the Borrowing Base Report.
(vii)    In the case of any Project identified as an Eligible COD Project, such Project was properly delivered to and installed by the relevant Contractor for the related Customer in satisfactory order and in all respects in compliance with the terms of the applicable O&M Agreement.
(ii)    Borrowing Base. Giving pro forma effect to the addition of any Project to the Borrowing Base, (x) at least 80% of the Borrowing Base’s value is attributable to Projects for which the Customer has a long-term credit rating of “BB-” or higher by S&P or “Ba3” or higher by Moody’s or C-PACE Loans and (y) no more than 50% of the Borrowing Base’s value is attributable to Projects for which one or two Customers have a long-term credit rating of “BB+” or lower by S&P or “Ba1” or lower by Moody’s; provided, for any Customer without an S&P or Moody’s rating, the long-term credit rating may be determined using Moody’s RiskCalc tool using the latest annual financial statements of the Customer or any other tool approved by the Required Investors; provided further, that neither such requirement in clauses (x) nor (y) shall be required to be true if the all of the Projects added to the Borrowing Base on any Subsequent Closing Date are contracted with Customers with a long-term credit rating of “BBB-” or higher by S&P or “Baa3” or higher by Moody’s.
(jj)    C-PACE Loans. With respect to each C-PACE Loan included in the Borrowing Base:

(i)    Such C-PACE Loan has been approved in writing by each Investor and satisfies in all respects the requirements applicable to an Eligible C-PACE Loan, as specified in the Borrowing Base Report.
(ii)    The C-PACE Note related to such C-PACE Loan is in full force and effect, has not been Materially amended, modified, supplemented or terminated, except as expressly set forth in the Borrowing Base Report and the Company has provided the Investors with copies of each such C-PACE Note that are true, correct and complete in all respects.
3.    Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company, as of the date of acquisition of a Note, as follows:
(a)    Authorization. Such Investor has all requisite power and authority to enter into the Transaction Documents, to purchase such Note and to carry out and perform its obligations under the terms of the Transaction Documents. All action on the part of such Investor, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Transaction Documents has been taken or will be taken prior to the applicable Closing, and the Transaction Documents constitute valid and legally binding obligations of such Investor, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of such Investor is required in connection with the consummation of the transactions contemplated by the Transaction Documents.
(b)    Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon, among other things, such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Notes will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing, the Notes. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Notes.
(c)    Reliance Upon the Investor’s Representations. Such Investor acknowledges that the Notes are not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act and that the Company’s reliance on such exemption is based, in part, on such Investor’s representations set forth herein.
(d)    Receipt of Information. Such Investor acknowledges that there has been provided or made available to it all the information it considers necessary or appropriate for deciding whether to purchase the Notes. Such Investor further represents that through its representatives it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of such Investor to rely thereon.

(e)    Investment Experience. Such Investor is experienced in evaluating and investing in securities of companies in the development stage, is able to bear the economic risk of its investment in a Note and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Notes and is able, without impairing such Investor’s financial condition, to hold the Notes to be purchased by such Investor for an indefinite period of time and to suffer a complete loss of such Investor’s investment. Such Investor also represents it has not been organized solely for the purpose of acquiring the Notes.
(f)    Understanding of Risk. Such Investor is aware of (i) the highly speculative nature of the Notes, (ii) the financial hazards involved and (iii) the lack of liquidity of the Notes.
(g)    Accredited Investor. Such Investor represents and warrants that it is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D of the Securities Act. Such Investor has furnished or made available any and all information requested by the Company or otherwise necessary to satisfy any applicable verification requirements as to accredited investor status. Such Investor covenants to provide prompt written notice to the Company in the event it ceases to be an accredited investor at any time in the future during which it continues to hold any of the Notes or any other securities of the Company.
(h)    No Public Market. Such Investor understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Notes or any other securities of the Company.
(i)    Restricted Securities. Such Investor understands that the Notes may not be sold, transferred or otherwise disposed of without registration under the Securities Act and applicable state securities laws or an exemption therefrom, and that in the absence of an effective registration statement covering the Notes or an available exemption from registration under the Securities Act, the Notes must be held indefinitely. Investor acknowledges that the Company has no obligation to make or keep “current public information” (as defined in Rule 144 under the Securities Act).
(j)    Legends. To the extent applicable, each certificate or other document evidencing any of the Notes shall be endorsed with the legend set forth below, and such Investor covenants that, except to the extent such restrictions are waived by the Company, such Investor shall not transfer the Notes without complying with the restrictions on transfer described in the legends endorsed on any such Note (except that the Company shall not require an opinion of counsel in connection with a transfer to an affiliated entity or pursuant to Rule 144):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW, INCLUDING PURSUANT TO RULE 144 OR RULE 144A OR TO PERSONS OUTSIDE OF THE UNITED STATES PURSUANT TO REGULATION S UNDER THE

SECURITIES ACT, PROVIDED THAT, EXCEPT IN THE CASE OF ANY TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PURSUANT TO RULE 144 OR RULE 144A OR TO PERSONS OUTSIDE OF THE UNITED STATES PURSUANT TO REGULATION S UNDER THE ACT, AN OPINION OF COUNSEL SHALL BE FURNISHED TO THE COMPANY (IF REQUESTED BY THE COMPANY), IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT AND/OR APPLICABLE STATE SECURITIES LAW.”
(k)    Tax Advisors. Such Investor has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, such Investor relies solely on any such advisors and is not relying on any statements or representations of the Company or any of its agents, written or oral, as tax advice.
(l)    Exculpation. Such Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.
(m)    No “Bad Actor” Disqualification Events. Neither (i) such Investor, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of any of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by such Investor is subject to any Disqualification Events, except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company. Such Investor covenants to provide such information to the Company as the Company may reasonably request in order to comply with the disclosure obligations set forth in Rule 506(e) of the Securities Act.
(n)    No Restricted Entities. Such Investor represents that neither it, nor any of its officers, directors or beneficial owners, is an individual or entity with whom the transactions described herein would be prohibited by a governmental authority, as identified on the United States Government Consolidated Screening List, or any other applicable governmental list or regulation that would prohibit or restrict the transactions described herein, including any prohibitions or restrictions based on the nationality of an entity or individual.
(o)    No Brokers or Finders. Except as previously disclosed to the Company prior to the date of this Agreement, neither such Investor nor any of its Affiliates has retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.
4.    Conditions to Initial Closing of the Investors. Each Investor’s obligations at the Initial Closing are subject to the fulfillment, on or prior to the Initial Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Required Investors:
(a)    Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made and shall be true and correct on the Initial Closing Date.

(b)    Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Initial Closing.
(c)    Closing Certificate. The Chief Executive Officer of the Company shall deliver to the Investors at the Initial Closing a certificate in the form of Exhibit B certifying that the conditions specified in Section 4(a) and Section 4(b) have been fulfilled.
(d)    Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Initial Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Initial Notes.
(e)    Legal Requirements. At the Initial Closing, the sale and issuance by the Company, and the purchase by such Investor, of the Initial Notes shall be legally permitted by all laws and regulations to which such Investor or the Company are subject.
(f)    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Required Investors.
(g)    Transaction Documents. Each Credit Party shall have duly executed and delivered to the Investors the following documents to which it is a party:
(i)    this Agreement;
(ii)    each Initial Note issued hereunder;
(iii)    a completed Borrowing Base Report (and any schedules related thereto) demonstrating that upon the issuance of the Initial Notes, the aggregate amount of all of the Notes will not exceed the Borrowing Base;
(iv)    the Security Agreement;
(v)    the Perfection Certificate;
(vi)    the Intellectual Property Security Agreement;
(vii)    the Bridge Note Subordination Agreement;
(viii)    Collateral Account Control Agreement with J.P. Morgan Chase Bank, N.A.;
(ix)    the Collateral Agency Agreement;
(x)    the Servicer Direct Agreement;
(xi)    the Amended Equity Documents;
(xii)    that certain side letter, dated as of the date hereof, among the Company and the Investors; and

(xiii)    a Funding Notice in the time period specified in Section 1(f).
(h)    Filings. All necessary filings, registrations, recordings and other actions required to be taken as of the Initial Closing Date (including filing UCC-1 financing statements), and all filing, recordation, subscription, inscription, notarization and other similar fees and all recording, stamp and other Taxes and expenses related to such filings, registrations and recordings required to be paid, for the consummation of the transactions contemplated by the Transaction Documents (or arrangements satisfactory to the Required Investors to make any such filings, registrations, recordings or other actions or to make any such payment on or immediately following the Initial Closing Date) shall have been taken and paid, respectively (to the extent that the obligation to make payment then exists), by the Credit Parties.
(i)    [Reserved].
(j)    Approvals. The Company shall have obtained any necessary approvals by the Company’s Board of Directors, the Company’s stockholders or applicable third parties.
(k)    Waivers. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights with respect to the issuance of the Initial Notes.
(l)    Secretary’s Certificate. The Secretary of the Company and each Guarantor shall have delivered to the Investors at the Initial Closing a certificate certifying (i) a true and complete copy of the such Credit Party’s certificate of incorporation or formation, bylaws, operating agreement or similar governing documents, (ii) resolutions of the Company’s Board of Directors and the governing body of each Guarantor approving the Transaction Documents to which such Person is party and the transactions contemplated thereunder, (iii) a certificate as to the good standing in its jurisdiction of organization and each additional jurisdiction in which such Credit Party is qualified or licensed to do business or the failure to be so qualified or licensed could reasonably be expected to result in a Material Adverse Effect and (iv) as to the incumbency and signatures of officers of such Credit Party.
(m)    Solvency Certificate. On the Initial Closing Date, the Investors shall have received a Solvency Certificate executed by the chief financial officer of the Company in the form of Exhibit C.
(n)    Opinion. The Investors (as of the date hereof) shall have received a written opinion (addressed to the Investors and dated the Initial Closing Date) of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Credit Parties, in form and substance reasonably satisfactory to the Required Investors. The Company hereby requests such counsel to deliver such opinion.
(o)    Fees. Subject to Section 7(q), concurrently with the consummation of the transactions contemplated hereby, the Company shall have paid all accrued and unpaid fees and all accrued and unpaid expenses required to be paid on the Initial Closing Date in each case, of the Investors and Collateral Agent (including, the reasonable, documented and out-of-pocket accrued and unpaid fees and expenses of counsel thereto) to the extent invoiced at least three Business Days prior to the Initial Closing Date.
(p)    Lien Searches. The Collateral Agent shall have received completed requests for information or similar search report, dated within thirty days of the Initial Closing Date, listing all effective financing statements filed in the Office of the Secretary of State of the state of incorporation or formation, as applicable, that name any Credit Party as debtor, together with copies of such other financing statements.

(q)    Insurance Certificates. The Collateral Agent shall have received loss payee endorsements in favor of the Collateral Agent and naming the Secured Parties as additional insureds in relation to the insurance required pursuant to Section 7(e).
(r)    Reliance Letters. The Collateral Agent shall have received the report from NV5 Energy Efficiency Services dated May 14, 2020 together with evidence that the Investors are entitled to rely on such report.
(s)    KYC. The Investors and the Collateral Agent shall have received, on or before the date which is three Business Days prior to the Initial Closing Date (i) all documentation and other information regarding the Credit Parties required by regulatory authorities under applicable “know your customer” and Anti-Corruption Laws and the USA PATRIOT Act and (ii) a completed Beneficial Ownership Certification from each Credit Party.
(t)    Project Documents. The Investors shall have received copies of each Project Document relating to the Projects included in the Borrowing Base on the Initial Closing Date.
(u)    Payoff Letters. The Collateral Agent and the Investors shall have received customary payoff letters in relation to the outstanding Indebtedness under the Reinvestment Fund Credit Agreement and the WTI Loan Agreement to be repaid on the Initial Closing Date.
5.    Conditions to Subsequent Closings of the Investors. Each Investor’s obligations at any Subsequent Closing are subject to the fulfillment, on or prior to such Subsequent Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Required Investors:
(a)    Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects on such Subsequent Closing Date (except for the representations and warranties made by the Company in Sections 2(hh) and (ii), which shall be true and correct in all respects); provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the issuance of any Subsequent Notes at such Subsequent Closing.
(b)    Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Subsequent Closing, except where a failure to perform or comply would not reasonably be expected to have a Material Adverse Effect.
(c)    Closing Certificate. The Chief Executive Officer of the Company shall deliver to the Investors at such Subsequent Closing a certificate certifying that the conditions specified in Section 5(a) and Section 5(b) have been fulfilled.
(d)    Governmental Approvals and Filings. Except for any notices required or permitted to be filed after such Subsequent Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Subsequent Notes, except where a failure to obtain such approvals would not reasonably be expected to have a Material Adverse Effect.

(e)    Legal Requirements. At such Subsequent Closing, the sale and issuance by the Company, and the purchase by such Investor, of the Notes shall be legally permitted by all laws and regulations to which such Investor or the Company are subject.
(f)    Subsidiary Distribution Block. No Subsidiary Distribution Block shall have occurred and be continuing.
(g)    Project Documents. The Investors shall have received copies of each Project Document relating to the Projects and each C-PACE Notes relating to the C-PACE Loans included in the Borrowing Base on such Subsequent Closing Date.
(h)    Transaction Documents. The Company shall have duly executed and delivered to the Investors participating in such Subsequent Closing the following documents:
(i)    a Funding Notice in the time period specified in Section 1(f);
(ii)    each Subsequent Note to be issued hereunder at such Subsequent Closing;
(iii)    the Intercreditor Agreement; and
(iv)    a completed Borrowing Base Report (and any schedules related thereto) demonstrating that upon the issuance of the Subsequent Notes to be issued at such Subsequent Closing, the aggregate amount of all of the Notes will not exceed the Borrowing Base.
6.    Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes at each Closing to each respective Investor is subject to the fulfillment, on or prior to the applicable Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:
(a)    Representations and Warranties. The representations and warranties made by such Investor in Section 3 hereof shall be true and correct when made and shall be true and correct on the applicable Closing Date.
(b)    Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the applicable Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes.
(c)    Legal Requirements. At the applicable Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.
(d)    Purchase Price. Such Investor shall have delivered to the Company the Purchase Price (less the Draw Fee) in respect of the Notes being purchased by such Investor referenced in Section 1(b) hereof.

7.    Affirmative Covenants. Until the Termination Date, the Company covenants and agrees with the Investors that:
(a)    Financial Statements; Other Information.
(i)    No later than May 15th of each calendar year, the Company shall furnish its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Notes at the Maturity Date and the maturity of the Keyframe Notes at the maturity date thereof) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(ii)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, it shall furnish its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(iii)    concurrently with any delivery of financial statements under clause (i) or (ii) above, it shall furnish a certificate of a Financial Officer of the Company in the form of Exhibit D hereto (A) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth information showing compliance with Section 8(h) and Section 8(i), and (C) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 2(q) had a material impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate;
(iv)    promptly after the same become publicly available, it shall furnish copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Investors pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on the Company’s website on the Internet at https://www.redaptiveinc.com (or any new address identified by the Company) or at http://www.sec.gov;
(v)    within a reasonable period of time following any request in writing (including any electronic message) therefor, it shall furnish information and documentation reasonably requested by any Investor for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to which such Investor is subject;

(vi)    the Company will furnish to the Collateral Agent and the Investors (i) any information regarding Collateral required pursuant to the Collateral Documents and (ii) each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 7(a)(i), a certificate of its Responsible Officer in the form of Exhibit E (x) either confirming that there has been no change in the information contained in the schedules to the Security Agreement and the Perfection Certificate (including the schedules thereto) since the Initial Closing Date or the date of the most recent certificate delivered pursuant to this Section 7(a)(vi) and/or identifying such changes as required in the Security Agreement and (y) certifying that, to its knowledge, all Uniform Commercial Code financing statements and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental or other appropriate office in each jurisdiction identified in the documents delivered pursuant to clause (x) above to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (except as noted therein with respect to any continuation statements to be filed within such period);
(vii)        the Company will furnish to the Investors with reasonable promptness, such other data and information relating to the material business, operations, affairs, financial condition, assets or properties of the Credit Parties or relating to the material ability of any Credit Party to perform its obligations hereunder or under any other Transaction Document as from time to time may be reasonably requested in writing by any Investor; and
(viii)    the Company covenants and agrees with each Investor that the Company shall deliver to such Investor, within 10 days after the end of each month in which Notes are outstanding or a Funding Event has been requested: (a) a completed Borrowing Base Report (and any schedules related thereto); and (b) a completed Cash Flow Report (and any schedules related thereto).
Information required to be delivered pursuant to Section 7(a)(i) or Section 7(a)(ii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such information, or provides a link thereto on the Company’s website on the Internet at https://www.redaptiveinc.com (or any new address identified by the Company) or at http://www.sec.gov; or (ii) on which such information is posted on the Company’s behalf on an Internet or intranet website, if any, to which the Investors have been granted access.
(b)    Notices of Material Events. The Company will furnish to the Investors prompt written notice of the following:
(i)    the occurrence of any Default;
(ii)    the filing or commencement, or non-frivolous threat of, of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary of the Company thereof that would reasonably be expected to result in a Material Adverse Effect or which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;
(iii)    receipt from any Customer of a notice that such Customer has elected to terminate any Customer Agreement which, individually or in the aggregate, has a value in excess of $250,000 together with all other Customer Agreements terminated in the same calendar year;

(iv)    the occurrence of any default by a Customer in respect of its obligations under any Customer Agreement which, individually or in the aggregate, has a value in excess of $50,000 together with all other Customer Agreements for which a Customer has defaulted in its obligations thereunder in the same calendar year;
(v)    the occurrence of any material dispute under any Project Documents and C-PACE Notes which, together or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and
(vi)    any other development that becomes known to any officer of the Company or any of its Subsidiaries that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 7 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
(c)    Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, Permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8(c) and (ii) none of the Company or any of its Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, Permits, privileges or franchises where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(d)    Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities which, if unpaid, would become a Lien upon any properties of the Company or any of its Subsidiaries not otherwise permitted under Section 8(b), in both cases except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) to the extent required by GAAP, the Company or such Subsidiary of the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
(e)    Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (i) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) maintain insurance with financially sound and reputable insurance companies or through self-insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Investors, as an additional insured thereunder as its interests may appear and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Required Investors, that names the Collateral Agent, on behalf of the Investors, as the loss payee thereunder and provide for at least 30 days’ prior written notice to the Collateral Agent and the Investors of any cancellation of such policy.

(f)    Books and Records. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP.
(g)    ERISA-Related Information. The Company shall supply to the Investors: (i) if requested by the Required Investors, within 30 days of such request, a copy of the most recent IRS Form 5500 (including schedules thereto) in respect of a Plan, assuming such Plan is required to file an IRS Form 5500, and (ii) promptly and in any event within 30 days after a Credit Party, any other Subsidiary of the Company or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a material liability, a certificate of a Financial Officer of the Company describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC, the IRS or Department of Labor pertaining to such ERISA Event and any notices received by such Credit Party, Subsidiary of the Company or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; (iii) promptly, and in any event within 30 days, after becoming aware that there has been (A) a material increase in aggregate Unfunded Pension Liabilities under all Pension Plans (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (B) the existence of potential withdrawal liability under Section 4201 of ERISA, if any of the Credit Parties, any other Subsidiary of the Company or any ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that would reasonably be expected to result in a material liability, (C) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by the Company or any of its Subsidiaries, or (D) the adoption of any amendment to a Plan which results in a material increase in contribution obligations of a Credit Party or any ERISA Affiliate, a detailed written description thereof from a senior Financial Officer of the Company; and (iv) as soon as practicable, and in any event within 10 days, notice if, at any time after the Initial Closing Date, a Credit Party, any other Subsidiary of the Company or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan to which such party did not maintain or contribute to prior to the Initial Closing Date.
(h)    Compliance with Laws and Agreements. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws) applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, including conducting and completing all investigations, sampling, monitoring, remediation, restoration, cleanup and other actions required under Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to promote compliance by the Company, its Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(i)    Use of Proceeds. The proceeds of the issuance of the Notes will be used for working capital and general corporate purposes of the Company and its Subsidiaries and to fund the Cash Reserve, including to repay existing Indebtedness under the Hitachi Credit Agreement and the Reinvestment Fund Credit Agreement, for the design, development, construction, installation and operation of new Projects and for the acquisition of C-PACE Loans. No part of the proceeds of the sale of any Note will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Company will not use the proceeds of any sale of Notes, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(j)    Further Assurances. Subject to the limitations set forth in any Transaction Document, each Credit Party shall take such actions as the Required Investors may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and secured by the Collateral and to otherwise effect the purposes of this Agreement, including, but not limited to, executing, acknowledging and delivering, from time to time promptly at the reasonable request of the Collateral Agent or the Required Investors all such instruments and documents as are necessary or appropriate to carry out the interest and purposes of the Transaction Documents, including any instruments and documents (including filings, recordings or registrations required to be filed in respect of any Collateral Document or assignment thereto) necessary to maintain the Collateral Agent’s perfected security interest in the Collateral (subject to Permitted Encumbrances) to the extent and in the priority required pursuant to the Collateral Documents.
(k)    Additional Guarantors. In the event that any Person becomes a Domestic Subsidiary (other than any Project Subsidiary, subject to the proviso at the end of this sentence), the Company shall, 45 days thereafter (or such longer period of time as the Required Investors may agree in their reasonable discretion) cause such Domestic Subsidiary to (A) become a Guarantor hereunder by executing and delivering to the Investors a Counterpart Agreement; (B) become a Grantor (as defined in the Security Agreement) under the Security Agreement by executing and delivering to the Investors the joinder agreement required thereunder; and (C) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Required Investors or required by the Collateral Documents, provided that if 90 days after any Person becomes a Project Subsidiary, such Project Subsidiary is not prohibited by the terms of any Project Debt Facility from becoming a Guarantor hereunder, it shall comply with the requirements of clauses (A)-(C), above. If reasonably requested by the Required Investors, the Investors shall receive an opinion of counsel for the Company in form and substance reasonably satisfactory to the Required Investors in respect of such customary matters as may be reasonably requested by the Required Investors relating to any Counterpart Agreement or joinder agreement delivered pursuant to this Section 7(k), dated as of the date of such agreement. Notwithstanding anything in the foregoing to the contrary, if any Project Subsidiary not required to become an Guarantor hereunder within the first 90 days of it becoming a Domestic Subsidiary subsequently ceases to be subject to restrictions under any Project Debt Facility, it shall, within 45 days thereafter (or such longer period of time as the Required Investors may agree in their reasonable discretion), comply with the requirements of clauses (A)-(C), above.
(l)    Cash Reserve. AssetCo shall maintain at all times a Cash Reserve equal to at least (i) $2 million, if the Cash Flow Underperformance is less than 5%, (ii) $5 million, if the Cash Flow Underperformance is greater than or equal to 5% and less than 10%, and (iii) $10 million, if the Cash Flow Underperformance is greater than or equal to 10%; provided that in the event of any increase in the Cash Reserve requirement in connection with an increase in the Cash Flow Underperformance, AssetCo shall have 45 days to either satisfy such Cash Reserve requirement or reduce the Cash Flow Underperformance.
(m)    [Reserved].

(n)    Specified Modifications. The Company shall use its reasonable best efforts to implement the Specified Modifications for any existing Customer Agreement for which a Customer executes an acceptance letter under such Customer Agreement after August 10, 2020.
(o)    Cash Distributions. The Company shall cause each Subsidiary which owns a Project or a C-PACE Loan to distribute all available cash to AssetCo as soon as permitted under the terms of the applicable Project Documents and any Project Debt Facility.
(p)    Environmental, Social and Governance. The Company will, and will cause each of its Subsidiaries to, undertake best efforts to assess, monitor and mitigate material environmental, social, and governance (“ESG”) risks, to the extent possible, and shall provide the Collateral Agent with (i) an annual report describing the scope and results of such efforts and descriptions of any planned future efforts to further assess, monitor or mitigate such risks; and (ii) as soon as practicable after becoming aware of such matter, written notice of any controversy or issue relating to ESG risks reasonably likely to have a negative material impact on the operations or the reputation of the Company or any of its Subsidiaries (“ESG Incident”) and provide information on any corrective action that has been taken in respect thereof, following up with regular updates until the incident has been resolved. The Company will, and will cause each of its Subsidiaries to, make itself reasonably available to the Required Investors and the Collateral Agent to discuss any ESG matters and shall respond in a prompt manner to any ESG requests for information from Collateral Agent or the Required Investors.
(q)    Fees. The Company shall pay all accrued and unpaid fees and expenses of the Investors (including the fees and expenses of counsel thereto set forth on the invoice delivered to the Company on September 22, 2020) invoiced in connection with the Initial Closing Date on or before October 10, 2020.
8.    Negative Covenants. Until the Termination Date, the Company covenants and agrees with the Investors that:
(a)    Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(i)    the Obligations;
(ii)    Indebtedness of the Credit Parties under the Keyframe Note Documents;
(iii)    Indebtedness under any Revolving Credit Facility in an aggregate principal amount outstanding not to exceed $15,000,000 less any amount outstanding under Section 8(a)(ii)(iv);
(iv)    Indebtedness of the Company or its Subsidiaries with respect to Capital Lease Obligations and purchase money Indebtedness in an aggregate principal amount outstanding not to exceed, at the time of incurrence thereof, $500,000; provided that any such Indebtedness shall be secured only by the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired, constructed or improved in connection with the incurrence of such Indebtedness;
(v)    Indebtedness of any Guarantor to the Company or to any other Guarantor, Indebtedness of the Company to any Guarantor, and Indebtedness of a Subsidiary that is not a Guarantor to the Company or a Guarantor in amount permitted under Section 8(g)(ii);

(vi)    Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default;
(vii)    Indebtedness in connection with cash management or custodial agreements, netting services, overdraft protections and otherwise similarly in connection with deposit accounts and Indebtedness in connection with credit card, debit card or other similar cards or payment processing services;
(viii)    Guarantees by any Credit Party of Indebtedness of another Credit Party with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 8(a); provided that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations;
(ix)    Indebtedness existing on the Closing Date and described in Schedule 8(a) to the Disclosure Schedule;
(x)    obligations under any Swap Agreement, provided, that such obligations are entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary of the Company, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;
(xi)    Indebtedness of the Company or its Subsidiaries that (A) bears an interest rate not to exceed 8% per annum and is payable only in kind; (B) is unsecured and subordinated to the Obligations, on terms reasonably acceptable to the Required Investors, and (C) does not amortize and has a final maturity date no earlier than 91 days after the Maturity Date;
(xii)    Indebtedness of Project Subsidiaries under Project Debt Facilities; and
(xiii)    other Indebtedness of Subsidiaries of the Company that are not Credit Parties in an aggregate principal outstanding amount not to exceed $500,000; provided that any such Indebtedness is not guaranteed by any Credit Party, unless such guarantee constitutes an Investment permitted by Section 8(g)(ii).
(b)    Liens. The Company shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(i)    (A) Permitted Encumbrances, (B) Liens securing the Obligations, (C) Liens securing obligations under any Revolving Credit Facility or Project Debt Facility permitted pursuant to Section 8(a), and (D) Liens securing the obligations under the Keyframe Note Documents, so long as such Liens are subject to the Intercreditor Agreement;
(ii)    any Lien on any property or asset of the Company or any Subsidiary existing on the Closing Date and set forth in Schedule 8(b) to the Disclosure Schedule and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (A) such replacement, renewal or extension Lien shall not apply to any other property or asset of the Company or any Subsidiary other than (y) improvements thereon or proceeds thereof and (z) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 8(a);
(iii)    any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary of the Company or existing on any property or asset of any Person that becomes a Subsidiary of the Company, in each case after the Initial Closing Date and prior to the time such Person becomes a Subsidiary of the Company and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of the Company, as the case may be, (B) such Lien shall not apply to any other property or assets of the Company or any other Subsidiary of the Company (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Company, as the case may be, and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced, and (D) if such Liens secure Indebtedness, such Indebtedness is permitted by Section 8(a);
(iv)    Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary of the Company; provided that (A) such Liens secure Indebtedness that is permitted by Section 8(a)(iv), and (B) such Liens shall not apply to any other property or assets of the Company or any Subsidiary of the Company other than additions, accessions, parts, attachments or improvements on or proceeds of such fixed or capital assets; provided that clause (B) shall not apply to any refinancing, extension, renewal or replacement thereof;
(v)    easements, licenses, sublicenses, leases or subleases granted to others not otherwise interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;
(vi)    the interest and title of a lessor under any lease, license, sublease or sublicense entered into by the Company or any Subsidiary of the Company in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;
(vii)    in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(viii)    Liens securing Indebtedness permitted under Section 8(a)(ix);
(ix)    Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;
(x)    Liens on earnest money deposits of cash or Cash Equivalents or Marketable Securities made in connection with any Acquisition not prohibited hereunder;

(xi)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents or other securities on deposit in one or more accounts maintained by the Company or any Subsidiary of the Company, in each case granted in the ordinary course of business in favor of the bank or banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to institutions with respect to cash management operating account arrangements and similar arrangements;
(xii)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Company or any of its Subsidiaries in the ordinary course of business;
(xiii)    other Liens; provided that, at the time of incurrence of the obligations secured thereby, the aggregate outstanding principal amount of obligations secured by Liens in reliance on this clause (xiii) does not exceed $500,000;
(xiv)    Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8(g) to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any disposition (including any letter of intent or purchase agreement with respect to such Investment or disposition), or (B) consisting of an agreement to dispose of any property in a disposition, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(xv)    Liens granted by a Credit Party in favor of any other Credit Party;
(xvi)    Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(xvii)    Liens on cash or Investments permitted under Section 8(g) securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable law; and
(xviii)    customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to Indebtedness not permitted under this Agreement.
(c)    Fundamental Changes; Dispositions.
(i)    The Company will not, and will not permit any Subsidiary of the Company to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, lease, enter into any sale-leaseback transactions with respect to, exclusively license or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
(A)    any Subsidiary of the Company may merge into or consolidate with the Company in a transaction in which the surviving entity is the Company;

(B)    any Subsidiary of the Company which is a Credit Party may merge into or consolidate with any other Subsidiary of the Company which is a Credit Party;
(C)    any Subsidiary of the Company which is not a Credit Party may merge into or consolidate with any other Subsidiary of the Company which is not a Credit Party;
(D)    any Credit Party may sell, transfer, lease or otherwise dispose of its assets to any other Credit Party, and any Subsidiary that is not a Credit Party may sell, transfer, lease or otherwise dispose of its assets to any Credit Party or other Subsidiary;
(E)    in connection with any Acquisition permitted pursuant to Section 8(g), any Subsidiary of the Company may merge into or with, or consolidate with any other Person, and any other Person may merge into such Subsidiary, so long as the Person surviving such merger or consolidation shall be a Subsidiary;
(F)    any Subsidiary of the Company may merge into or consolidate with any other Person, or have any other Person merge into or consolidate with it, in a transaction in which such Subsidiary ceases to be a direct or indirect Subsidiary of the Company if such transaction is also permitted by Section 8(c)(ii);
(G)    any Subsidiary of the Company (other than AssetCo or any Project Subsidiary which owns Projects or C-PACE Loans then included in the Borrowing Base) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Investors; and
(H)    the Company and any Subsidiary may sell, transfer or dispose of the Equity Interests of any other Subsidiary owned by such Person for fair market value (as determined in good faith by the Company) if it would be permitted under Section 8(c)(ii), provided that notwithstanding anything to the contract in this Section 8(c)(i), the Company will not cease to beneficially own, directly or indirectly, 100% of the Equity Interests of AssetCo.
(ii)    The Company will not, and will not permit any of its Subsidiaries to Dispose of, to any Person, in one transaction or a series of transactions, any property of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, including, in the case of any Subsidiary, issuing or selling any Equity Interests of such Subsidiary to any Person, except for any Disposition not constituting an Asset Sale.
(d)    Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:
(i)    any Subsidiary (100% of the Equity Interests of which are beneficially owned by the Company, directly or indirectly) of the Company may declare and pay dividends or make other Restricted Payments ratably to (A) its equity holders or (B) the Company;
(ii)    the Company may make Restricted Payments to redeem in whole or in part any of its Equity Interests (including Disqualified Equity Interests) for another class of its Equity Interests or rights to acquire its Equity Interests (other than, in each case, Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests); provided that the only consideration paid for any such redemption is Equity Interests of the Company or the proceeds of any substantially concurrent equity contribution or issuance of Equity Interest (other than, in each case, Disqualified Equity Interests);
(iii)    Restricted Payments made in connection with equity compensation that consist solely of the withholding of shares to any employee (or other provider of services) in an amount equal to the employee’s (or other provider of services’) tax obligation on such compensation and the payment in cash to the applicable Governmental Authority of an amount equal to such tax obligation;
(iv)    the Company may declare and make dividends payable solely in additional shares of the Company’s Qualified Equity Interests and may exchange Equity Interests for its Qualified Equity Interests;
(v)    the Company may (A) repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities, exercises of warrants or options, or settlements of restricted stock units or (B) “net exercise” or “net share settle” warrants or options;
(vi)    the Company may repurchase Equity Interests from current employees, directors or consultants pursuant to compensation plans or agreements in an amount not to exceed $1,000,000 in any fiscal year;
(vii)    the receipt or acceptance by the Company or any Subsidiary of the Company of the return of Equity Interests issued by the Company or any Subsidiary of the Company to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition; and
(viii)    the Company may repurchase Equity Interests pursuant to the Stock Repurchase Agreement.
(e)    Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Company or any Subsidiary of the Company to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary of the Company to (x) pay dividends or other distributions with respect to any shares of its capital stock (y) make or repay loans or advances to the Company or any other Subsidiary of the Company or (z) Guarantee any Indebtedness of the Company or any other Subsidiary of the Company under the Transaction Documents; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Transaction Document, (B) the foregoing shall not apply to restrictions and conditions existing on the Initial Closing Date identified on Schedule 8(e) to the Disclosure Schedule (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Company or assets of the Company or any Subsidiary of the Company pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is not prohibited hereunder, (D) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Person becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company, (E) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures, (F) clause (i) of the foregoing shall not apply to any other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (G) clause (i) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof or restricting the grant of Liens in such lease, license, sub-lease, sub-license or other contract, (H) the foregoing shall not apply to restrictions or conditions with respect to any Project Subsidiary pursuant to the terms of any Project Debt Facility or any Revolving Credit Facility, in each case as permitted by Section 8(a); provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of the Company, (I) the foregoing shall not apply to restrictions in the Keyframe Note Documents as in effect on November 12, 2021 and (J) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.
(f)    Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among any Credit Parties and not involving any other Affiliate, or as otherwise permitted hereunder), except (i) on terms and conditions not less favorable to such Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties as determined in good faith by the independent directors of the Company’s Board of Directors, (ii) payment of customary directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers, employees or other providers of services of the Company or any of its Subsidiaries, and (iii) any Restricted Payment permitted by Section 8(d).
(g)    Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
(i)    Investments in cash and Cash Equivalents and Marketable Securities;
(ii)    Investments in the Company or any Credit Party and Investments by the Company or any Credit Party in Subsidiaries that are not Credit Parties in an aggregate amount not to exceed $1,000,000 in any fiscal year less any amount previously utilized under clause (iv) below in such fiscal year;
(iii)    Investments in Project Subsidiaries as described in clause (o) of the definition of “Asset Sale”;
(iv)    other Investments; provided that, at the time any such Investment is made, such Investment does not exceed an aggregate amount equal to $1,000,000, less any amount previously utilized under this clause (iv) and clause (ii), above;
(v)    loans and advances to employees or other providers of services of the Company and its Subsidiaries made in the ordinary course of business;
(vi)    Investments described in Schedule 8(g) to the Disclosure Schedule;
(vii)    Swap Agreements which constitute Investments;

(viii)    trade receivables in the ordinary course of business;
(ix)    guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;
(x)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(xi)    intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;
(xii)    lease, utility and other similar deposits in the ordinary course of business; and
(xiii)    Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary.
For purposes of covenant compliance with this Section 8(g), the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.
(h)    Financial Covenant. The Company will not permit the aggregate amount of Liquidity, as of the last day of each month, to be less than $2,000,000.
(i)    Cash Flow Underperformance. The Company will not permit the Cash Flow Underperformance to exceed 15%.
(j)    Business Activities. Neither AssetCo nor any Project Subsidiary shall at any time conduct any activities other than those related to the ownership, maintenance and operation of the Projects as contemplated by the Transaction Documents and the Project Documents, the acquisition and ownership of C-PACE Loans and any activities incidental to the foregoing.
(k)    Project Documents; C-PACE Notes. The Company will not, and will not permit any of its Subsidiaries to, amend, modify, supplement, consent, approve, waive in any respect or terminate, or agree to or permit any amendment, modification, supplement, consent, approval, waiver or (except at the end of its term in accordance with its terms and not related to any default thereunder) termination of, or grant any waiver of material and timely performance of, or agree to the assignment or transfer (except pursuant to the Collateral Documents) of the rights or obligations of any counterparty to, any Project Document or C-PACE Note unless such amendment, modification, supplement, consent, approval, waiver, assignment or transfer would not reasonably be expected to result in a Material Adverse Effect.
(l)    Project Debt Facilities. The Company will not, and will not permit any of its Subsidiaries to amend, modify or otherwise change (or permit or agree to the amendment, modification or other change in any manner of) any of the terms of any Project Debt Facility or the Hitachi Credit Agreement in a manner that would reasonably be expected to (i) materially reduce the Borrowing Base attributable to the applicable Project Subsidiary or (ii) have a Material Adverse Effect.

(m)    Accounts. Neither AssetCo nor any Permitted Project Subsidiary shall open, maintain or instruct any other Person to open any bank accounts on its behalf other than accounts subject to a Collateral Account Control Agreements or Excluded Accounts.
(n)    Certificated Equity Interests. The Company shall not fail to deliver to the Collateral Agent, within seven (7) days of the Closing Date, original executed membership interest certificates representing 100% of the Equity Interests in each of AssetCo and Redaptive Services, LLC pledged pursuant to the Security Agreement, together with an undated transfer power for such membership interest certificate and proxy executed in blank by a duly authorized officer of the Company.
9.    Guaranty.
(a)    Guaranty of the Obligations. The Guarantors jointly and severally hereby irrevocably, absolutely and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”); provided that the Guaranteed Obligations of the Company in its capacity as a Guarantor shall exclude any Direct Company Obligations.
(b)    Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company or any other Guarantor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Guarantors will upon demand pay, or cause to be paid, in cash, ratably to the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.
(c)    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(i)    this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(ii)    the Credit Party may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between the Company and any Beneficiary with respect to the existence of such Event of Default;
(iii)    the obligations of each Guarantor hereunder are independent of the obligations of the Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the

Company, any such other guarantor or any other Person and whether or not the Company, any such other guarantor or any other Person is joined in any such action or actions;
(iv)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Beneficiaries are awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(v)    any Beneficiary, upon such terms as it deems appropriate under the relevant Transaction Document, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Transaction Documents; and
(vi)    this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Transaction Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Transaction Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Transaction Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the change, reorganization or termination of the corporate structure or existence of the Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, whether or not consented to by any Beneficiary; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Company or any other Person may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor in respect of its Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law; provided, however, that this limitation shall not apply to the Company with respect to its Direct Company Obligations.
(d)    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (1) proceed against the Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (2) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (4) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set offs, recoupments and counterclaims, (iii) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (iv) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Company and notices of any of the matters referred to in Section 9(c) and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, in each case other than the indefeasible payment in full of the Guaranteed Obligations.
(e)    Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including, (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Company with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Company, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full, such amount shall be held in trust for the Beneficiaries and shall forthwith be paid over to Beneficiaries to be credited and applied ratably against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
(f)    Subordination of Other Obligations. Any Indebtedness of the Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Beneficiaries and shall forthwith be paid over to the Beneficiaries to be ratably credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
(g)    Continuing Guaranty. This Guaranty is a continuing guaranty and shall (i) remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full (ii) be binding upon each Guarantor, its successors and assigns and (iii) inure to the benefit of and be enforceable by the Beneficiaries and their successors, transferees and assigns. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
(h)    Authority of Guarantors or the Company.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

(i)    Financial Condition of the Company.  Any Note may be sold by the Company, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Company or any other Credit Party at the time of any such grant or continuation, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Company or any other Credit Party. Each Guarantor has adequate means to obtain information from the Company and the other Credit Parties on a continuing basis concerning the financial condition of the Company and the other Credit Parties and their respective ability to perform their obligations under the Transaction Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and each other Credit Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Company or any other Credit Party now known or hereafter known by any Beneficiary.
(j)    Bankruptcy, Etc.
(i)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Required Investors, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Company or any other Credit Party. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or any other Credit Party or by any defense which the Company or any other Credit Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(ii)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Company or any other Credit Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Investors in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
In the event that all or any portion of the Guaranteed Obligations are paid by the Company, Company or any Subsidiary of the Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder
10.    Miscellaneous.
(a)    Waivers and Amendments. Any provision of this Agreement and the Notes may be amended, waived or modified only upon the written consent of the Company and the Required Investors; provided, however, that no such amendment, waiver or consent shall without each affected Investor’s written consent: (i) reduce the principal amount of or change the Maturity Date of any Note, (ii) reduce the rate of or change the stated time for payment of principal or interest of any Note, (iii) extend or increase any Commitment of any Investor without the written consent of such investor, (iv) reserved, (v) make any Note payable in a currency other than that stated in such Note, (vi) change the ranking of any Note in any manner adverse to the rights of the affected Investor, (vii) modify in a manner adverse to the rights of any Investor the provisions related to the redemption of any Note, (viii) impair the right of any Investor to receive payment on, or with respect to, any Note or impair the right to initiate suit for the enforcement of any delivery or payment on, or with respect to, any Note, (ix) modify any Transaction Document in a manner that disproportionately adversely affects any Investor; provided, that treating all Investors in the same manner shall be deemed not to disproportionately adversely affect any Investor, (x) waive any condition set forth in Sections 4 or 5 or (xi) waive compliance with or modify this Section 10(a) in a manner adverse to any Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all of the parties hereto. Notwithstanding the forgoing, the Company and the Collateral Agent may amend or supplement any Transaction Document without the consent of any Investor to (1) cure any ambiguity, defect or inconsistency which is not material, (2) to make, complete or confirm any grant of Collateral permitted or required by any of the Collateral Documents, (3) to revise any schedule to reflect any change in notice information, (4) to revise the name of the Collateral Agent on any UCC financing statement or other Collateral Document as may be necessary to reflect the replacement of the Collateral Agent; provided that the Collateral Agent shall receive and may conclusively rely upon an Officers’ Certificate of the Company stating that the execution of such amendment, modification or supplement is authorized and permitted by this Agreement and the Transaction Documents and that all conditions precedent to the execution thereof have been complied with.
(b)    Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.
(c)    Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.
(d)    Successors and Assigns. Subject to the restrictions on transfer described in Section 10(g) and the Notes, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. In connection with any assignment or transfer of the Notes by an Investor in accordance with the terms of the Notes, (i) the Company shall update Schedule I to reflect such assignment or transfer and provide a copy of such updated Schedule I to the Collateral Agent, and (ii) the assigning Investor shall, on the date of any such transfer or assignment, provide written notice to the Collateral Agent of such assignment or transfer (including the amount of such assignment or transfer and the name of the assignee or transferee) together with a completed administrative questionnaire, tax forms and other forms with respect to any new Investors as may be requested by the Collateral Agent pursuant to Section 3.2 of the Collateral Agency Agreement.
(e)    Jurisdiction and Process; Waiver of Jury Trial.
(i)    Each Credit Party irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Transaction Documents. To the fullest extent permitted by applicable law, each Credit Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(ii)    Each Credit Party agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 10(e)(i) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(iii)    Each Credit Party consents to process being served by or on behalf of any Investor in any suit, action or proceeding by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 10(i) or at such other address of which such holder shall then have been notified pursuant to said Section. Each Credit Party agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(iv)    Nothing in this Section 10(e) shall affect the right of any Investor to serve process in any manner permitted by law, or limit any right that the Investors may have to bring proceedings against any Credit Party in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(v)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(e).
(f)    Tax Treatment. The parties agree that for U.S. federal income tax purposes, (i) the Notes shall be treated as “debt” and shall not be treated as “contingent payment debt instruments” within the meaning of U.S. Treasury regulation section 1.1275-4, and (ii) the Draw Fee will not be treated as resulting in original issue discount with respect to the Notes. No party will take a position that is inconsistent with the foregoing on any tax return unless otherwise required by applicable law or a final determination of the IRS or other applicable Governmental Authority.
(g)    Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of each of the Investors.

(h)    Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and the Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.
(i)    Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and mailed or delivered to each party as follows: (i) if to an Investor, at such Investor’s address set forth in the Register (as defined in the Notes), or (ii) if to the Company, at the address set forth on the Company’s signature page hereto, or at such other address as the Company shall have furnished to the Investors in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being deposited with an overnight courier service of recognized standing or (iv) four days after being deposited in the U.S. mail, first class with postage prepaid.
(j)    Expenses. The Company will pay the reasonable costs and expenses of the Investors, including legal fees and expenses (limited to legal fees and expenses of a single counsel to the Investors and, if reasonably required by the Required Investors, a single local counsel of the Investors, (and solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction, but specifically excluding any separate counsel engaged by any individual Investor)) relating to (i) the negotiation, execution, delivery and performance (whether prior to or after the Initial Closing Date) of this Agreement and the other Transaction Documents (including legal fees and expenses), (ii) enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being an Investor, (iii) any work-out or restructuring of the transactions contemplated hereby and by the Notes and (iv) preparing, recording and filing all financing statements, instruments and other documents to create, perfect and fully preserve the liens granted pursuant to the Transaction Documents and the rights of the Investors or of the Collateral Agent for the benefit of the Secured Parties. The Company will pay the fees and expenses of the Collateral Agent as set forth in the Collateral Agency Agreement.
(k)    Confidentiality. Notwithstanding anything in this Agreement to the contrary, no Investor shall have a right to access to any trade secrets of the Company. Each Investor acknowledges and agrees that such Investor will keep confidential and will not disclose, divulge or use for any purpose any business, technical, financial or other information or materials (whether written, oral or in any other form) provided to such Investor (whether by the Company or its advisors or other representatives) in connection with or pursuant to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, together with all analyses, compilations, interpretations, notes, studies or other documents prepared by such Investor or its Permitted Disclosees (as defined below) which contain or otherwise reflect such information or materials or such Investor’s review of, or interest in, the Company or any of the foregoing (collectively, the “Confidential Information”), unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 10(k) by such Investor), (b) is required to be disclosed by law or a governmental authority; provided, however, that an Investor may disclose Confidential Information to officers, directors, members, Affiliates or limited partners or their respective general partners, employees and legal, tax and accounting advisors of such Investor who have a need to know such information for the purpose of monitoring and evaluating such Investor’s investment in the Company (and/or advising such Investor in connection with such purpose) and who have expressly agreed to treat such Confidential Information confidentially in accordance with this Agreement (collectively, the “Permitted Disclosees”), (c) is disclosed to any Qualified Transferee (as defined in the Notes) to which any Investor sells or offers to sell a Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 10(k)) or (d) if an Event of Default has occurred and is continuing, is disclosed to any Person to the extent that any Secured Party may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under any Transaction Document, provided that such Secured Party uses reasonable efforts to ensure that the recipient of such information maintains the confidentiality of such Confidential Information. For the avoidance of doubt, such Investor shall not be permitted to disclose, divulge or use any Confidential Information to any Person if such Person, in the reasonable good faith determination of the Company’s Board of Directors, carries on any business that is substantially similar to the Company’s business. Even where any disclosure, divulgence or use of any Confidential Information is permitted pursuant hereto, each Investor agrees that it will not export or re-export any Confidential Information except in compliance with all United States and other export control laws and regulations. Each Investor further agrees to protect and maintain, and to cause each Permitted Disclosee to protect and maintain, the confidentiality and security of, and to exercise the highest standard of care as it exercises to prevent the unauthorized disclosure or unauthorized use of its own proprietary information, which shall be no less than reasonable care, with respect to, the Confidential Information. Each Investor shall be liable for any disclosure or unauthorized use by the Permitted Disclosees or other representatives of such Investor in contravention of this Section 10(k), and shall take reasonably appropriate steps to safeguard the Confidential Information from disclosure, misuse, espionage, loss and theft. Each Investor further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Confidential Information, which may come to its attention. In the event that an Investor or any of its Permitted Disclosees receives a request or is required by a governmental authority to disclose all or any Confidential Information, such Investor or its Permitted Disclosees, as the case may be, agree to (A) immediately notify the Company of the existence, terms and circumstances surrounding such request, (B) consult with the Company on the advisability of taking legally available steps to resist or narrow such request and (C) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, such Investor or its Permitted Disclosees, as the case may be, may disclose to any governmental authority only that portion of the Confidential Information which such Investor is advised by counsel is legally required to be disclosed, and such Investor shall exercise its best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Nothing in this Section 10(k) shall in any way limit or otherwise modify any confidentiality covenants entered into by any Investor pursuant to any other agreement entered into with the Company. Notwithstanding anything to the contrary herein, the Company acknowledges and agrees that each Investor may disclose such information in respect of the Company and the Investor’s interest therein as is required under applicable securities laws, rules or regulations or rules of a national securities exchange. The Company consents in advance to such disclosure and any such disclosure shall not constitute a breach of this Section 10(k).
(l)    Separability of Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement and the sale of the Notes to each of the Investors is a separate sale. Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(m)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.
(n)    Collateral Agent.
(i)    Each Investor hereby appoints and authorizes U.S. Bank National Association as Collateral Agent hereunder and in respect of the Collateral Documents, with such powers as are expressly delegated to the Collateral Agent in the Collateral Agency Agreement and the other Transaction Documents, together with such other powers are as reasonably incidental thereto.
(ii)    Each Investor hereby instructs the Collateral Agent to enter into the Collateral Agency Agreement and the other Collateral Documents on the Closing Date.
(iii)    The Collateral Agent shall be entitled to the same rights, protections, immunities and indemnities as set forth in the Collateral Agency Agreement and the Pledge and Security Agreement, as if the provisions setting forth those rights, protections, immunities and indemnities are fully set forth herein.
(o)    Intercreditor Agreement. Each Investor hereby (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement on behalf of such Investor (and to make all representations, warranties, covenants, and agreements on behalf of such Investor as set forth therein). Each Investor hereby acknowledges and agrees that (x) the foregoing instructed actions constitute an instruction from all the Investors under this clause (o) and (y) all rights, privileges, protections, exculpations, immunities and indemnities in favor of the Collateral Agent hereunder apply to any and all actions taken or not taken by the Collateral Agent in accordance with such instruction. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control.
(p)    Release of Guarantors and Collateral. A Guarantor shall automatically be released from its obligations under the Transaction Documents upon the request of the Company, in connection with a transaction permitted under this Agreement, as a result of which such Guarantor ceases to be a wholly owned Subsidiary; provided that, if so required by this Agreement, the Required Investors shall have consented to such transaction and the terms of such consent shall not have provided otherwise.
(i)    Upon the occurrence of the Termination Date, all obligations under the Transaction Documents shall be automatically released.
(ii)    Upon a Project Subsidiary becoming party to any Project Debt Facility permitted by the terms of this Agreement, pursuant to which such Project Subsidiary is prohibited from being a Guarantor hereunder, the Guarantee of such Project Subsidiary shall automatically be released.
(iii)    In connection with any termination or release pursuant to this Section 10(n), the Investors and the Collateral Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents provided to it that such Guarantor shall reasonably request to evidence such termination or release so long as the Company or the applicable Guarantor shall have provided such certifications or documents in order to demonstrate compliance with this Agreement.

(iv)    The Collateral Agent shall, at the Company’s request and at the Company’s expense, release any Lien on any property granted to or held by the Collateral Agent under any Transaction Document (A) upon satisfaction of any conditions to release specified in any Collateral Document, (B) that is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Transaction Document to any Person other than a Credit Party, (C) if approved, authorized or ratified in writing by the Required Investor or all Investors, as applicable, as provided under this Agreement, (D) owned by a Guarantor upon release of such Guarantor from its obligations under the Guaranty, or (E) as expressly provided in the Collateral Documents; provided that the Collateral Agent shall receive and may conclusively rely upon an Officers’ Certificate of the Company stating that such release is authorized and permitted by this Agreement and the Transaction Documents and that all conditions precedent to such release have been complied with.
(v)    In the event that (i) all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than the Company or its Subsidiaries in a transaction permitted under this Agreement, (ii) a Guarantor ceases to be a Domestic Subsidiary or (iii) a Guarantor would become an Excluded Subsidiary upon the consummation of any transaction permitted hereunder, the Investors shall, at the Company’s expense, promptly take such action and execute such documents as the Company may reasonably request to terminate the Guaranty of such Guarantor.
(q)    Investor Financing Amendments. If any Investor proposes to enter into a financing arrangement with one or more institutional lenders secured by the Notes owned by such Investor (which, for the avoidance of doubt, shall be non-recourse to the Company and its Subsidiaries) (any such financing arrangement, an “Investor Financing”) and the institutional lenders reasonably request any amendments, waivers or modifications to the Transaction Documents which are not materially adverse to the Company to accommodate such institutional lender’s operational needs and facilitate the Investor Financing, then Company hereby agrees to, and agrees to cause each of its Subsidiaries to, at the sole expense of such Investor (including reimbursement for the reasonable legal fees and other expenses of the Company and its Subsidiaries incurred in connection with such amendment, waiver or modification) enter into any such amendments, waivers or modifications of this Agreement or any other Transaction Document to accomplish such changes which are not materially adverse to the Company.
(r)    Collateral Agent as Third Party Beneficiary. Notwithstanding anything contained herein to the contrary, the Collateral Agent shall be a third party beneficiary under this Agreement and the Notes and shall have all of the rights and benefits of a third party beneficiary hereunder and thereunder, including an independent right of action to enforce any provisions in this Agreement or the Notes directly against any or all of the Credit Parties and the Investors. This provision and any rights, benefits and privileges of the Collateral Agent in this Agreement or the Notes shall not be modified or amended without the Collateral Agent’s prior written consent.
(Signature Page Follows)

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

REDAPTIVE, INC.,
a Delaware corporation

By:	/s/Arvin Vohra
Name:	Arvin Vohra
Title:	Chief Executive Officer

340 Brannan Street, Suite 400, San Francisco, CA 94107 Attention: Chief Financial Officer Email: matt.gembrin@redaptiveinc.com
[Signature page to Redaptive, Inc. Note Purchase Agreement]

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

GUARANTORS:

REDAPTIVE FINANCIAL, LLC,
a Delaware limited liability company

By:	/s/ Arvin Vohra
Name:	Arvin Vohra
Title:	Managing Director

REDAPTIVE SUSTAINABILITY SERVICES, LLC,
a Delaware limited liability company

By:	/s/ Arvin Vohra
Name:	Arvin Vohra
Title:	Chief Executive Officer

INTERNATIONAL ELECTRON, LLC,
a Delaware limited liability company

By:	/s/ Arvin Vohra
Name:	Arvin Vohra
Title:	Officer

[Signature page to Redaptive, Inc. Note Purchase Agreement]

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INVESTOR:

CVI CVF IV Master Fund I LP
By:	CarVal CVF IV GP LP, its General Partner
By:	CVI General Partner, LLC, its General Partner

By:	/s/ Christopher J. Hedberg
Name: Christopher J. Hedberg
Title: Manager

CVI AV Master Fund I LP

By:	CarVal AV GP LP, its General Partner

By:	CVI General Partner, LLC, its General Partner

By:	/s/ Christopher J. Hedberg
Name: Christopher J. Hedberg
Title: Manager

CVI AA Master Fund I LP

By:	CarVal AA GP LP, its General Partner

By:	CVI General Partner, LLC, its General Partner

By:	/s/ Christopher J. Hedberg
Name: Christopher J. Hedberg
Title: Manager
[Signature page to Redaptive, Inc. Note Purchase Agreement]

CarVal Contingent Credit Fund LP

By:	CarVal CCF GP LP, its General Partner

By:	CVI General Partner, LLC, its General Partner

By:	/s/ Christopher J. Hedberg
Name: Christopher J. Hedberg
Title: Manager

CVI CVF V Pooling Fund I LP

By:	CarVal CVF V GP LP, its General Partner

By:	CVI General Partner, LLC, its General Partner

By:	/s/ Christopher J. Hedberg
Name: Christopher J. Hedberg
Title: Manager

CVI CEF Master Fund I LP

By:	CarVal CEF GP LP, its General Partner

By:	CVI General Partner, LLC, its General Partner

By:	/s/ Christopher J. Hedberg
Name: Christopher J. Hedberg
Title: Manager
[Signature page to Redaptive, Inc. Note Purchase Agreement]

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Daniel Lobo-Berg
Name:	Daniel Lobo-Berg
Title:	Managing Director

By:	/s/ Fredric Rosenberg
Name:	Fredric Rosenberg
Title:	Managing Director
[Signature page to Redaptive, Inc. Note Purchase Agreement]

SCHEDULE I
SCHEDULE OF INVESTORS
[***]

APPENDIX 1
DEFINITIONS
As used in this Agreement, the following terms have the meanings specified below:
“Acquisition” means any transaction or series of related transactions resulting in the acquisition by the Company or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Amended Equity Documents” means, collectively, (i) the Third Amended and Restated Investors’ Rights Agreement, dated as of May 21, 2021, among the Company and the investors party thereto, (ii) the Third Amended and Restated Certificate of Incorporation of the Company, dated as of September 24, 2020, and (iii) the Third Amended and Restated Voting Agreement, dated as of May 21, 2021, among the Company and the stockholders party thereto.
“Anti-Corruption Laws” means all applicable laws, rules and regulations concerning or relating to bribery, corruption or money laundering, including the FCPA.
“Applicable Discount Rate” means, (a) with respect to a Project:
(i) if no Specified Event has occurred:
(1)    8%, if such Project is owned by AssetCo and not subject to restrictions under any Project Debt Facility or other Indebtedness for borrowed money (other than the Notes);
(2)    11%, if such Project is subject to restrictions pursuant to any Project Debt Facility or other Indebtedness for borrowed money with a base case amortization profile that is equivalent to a debt service coverage ratio of not less than 2.0:1 (disregarding any sweep that is not in the base case or that comes into effect upon an indemnity claim, on an “anticipated repayment date” or the scheduled maturity date); and
(3)    14%, if such Project is subject to restrictions pursuant to a Project Debt Facility or other Indebtedness for borrowed money with a base case amortization profile that is equivalent to a debt service coverage ratio of less than 2.0:1 (disregarding any sweep that is not in the base case or that comes into effect upon an indemnity claim, on an “anticipated repayment date” or the scheduled maturity date), and
(ii) if a Specified Event has occurred:
(1)    6%, if such Project is owned by AssetCo and not subject to restrictions under any Project Debt Facility or other Indebtedness for borrowed money (other than the Notes);
(2)    10%, if such Project is subject to restrictions pursuant to any Project Debt Facility or other Indebtedness for borrowed money with a base case amortization profile that is equivalent to a debt service coverage ratio of not less than 2.0:1 (disregarding any sweep that is not in the base case or that comes into effect upon an indemnity claim, on an “anticipated repayment date” or the scheduled maturity date); and

(3)    13%, if such Project is subject to restrictions pursuant to a Project Debt Facility or other Indebtedness for borrowed money with a base case amortization profile that is equivalent to a debt service coverage ratio of less than 2.0:1 (disregarding any sweep that is not in the base case or that comes into effect upon an indemnity claim, on an “anticipated repayment date” or the scheduled maturity date); and
(b) with respect to a C-PACE Loan, 5%.
“Asset Sale” means a Disposition to any Person, in one transaction or a series of transactions, of all or any part of the Company’s or any of its Subsidiaries’ property or rights, including any sale or issuance of Equity Interests of any of the Company’s Subsidiaries, in each case, other than:
(a)    any Disposition of:
(i)    Cash Equivalents or Marketable Securities,
(ii)    obsolete, damaged or worn out property or assets, any inventory or goods (or other assets) held for sale and property or assets in the ordinary course of business which are no longer used or useful in the ordinary course of business of the Company and its Subsidiaries for fair market value,
(iii)    assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by Company) in the ordinary course of business, and
(iv)    improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business,
(b)    any Disposition to effect the making of any Restricted Payment that is permitted to be made, and is made, under Section 8(d), and any Investment permitted under Section 8(g);
(c)    any Disposition of property or rights or issuance or sale of Equity Interests of any Subsidiary with an aggregate fair market value for any individual transaction or series of related transactions of less than $2,500,000, provided that 100% of the proceeds from Disposition is cash or Cash Equivalents, and which are either deposited in an account of AssetCo subject to a Collateral Account Control Agreement or an offer is made to redeem, on a pro rata basis, a portion of the outstanding Notes pursuant to Section 6(a) thereof, and such Disposition is made for fair market value;
(d)    any Disposition of property or rights or issuance of Equity Interests by a Credit Party to the Company or by the Company or a Credit Party;
(e)    (i) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;
(f)    foreclosures, casualty events, condemnation, expropriation, eminent domain or any similar action with respect to property or rights;
(g)    the non-exclusive licensing or sublicensing of Intellectual Property or other general intangibles in the ordinary course of business and that do not materially interfere with the business of the Company and its Subsidiaries, taken as a whole;

(h)    any surrender or waiver or termination of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;
(i)    the unwinding of any Swap Agreements;
(j)    the lapse, abandonment or other Disposition of Intellectual Property in the ordinary course of business which are not material to the conduct of the business of the Company and its Subsidiaries taken as a whole and that do not materially interfere with the business of the Company and the Subsidiaries, taken as a whole;
(k)    Dispositions to effect the granting of a Lien that is permitted under Section 8(b);
(l)    the Disposition of any assets (including Equity Interests) (i) acquired in an Acquisition or other Investment permitted hereunder, which assets are (x) not used or useful in the ordinary course or the principal business of the Company and its Subsidiaries or (y) non-core assets or surplus or unnecessary to the business or operations of the Company and its Subsidiaries and (ii) made to obtain the approval of any applicable antitrust authority in order to consummate any Acquisition permitted hereunder;
(m)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property within 180 days;
(n)    Dispositions of property to effect any sale-leaseback transaction entered into to effect the incurrence of Indebtedness permitted to be incurred pursuant to Section 8(a)(iv);
(o)    Dispositions of Projects to Customers under any Customer Agreement; and
(p)    Dispositions of Projects or C-PACE Loans to Project Subsidiaries in connection with the financing of such Projects.
“AssetCo” means Redaptive Financial, LLC, a Delaware limited liability company.
“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.
“Beneficial Ownership Certification” means, with respect to each Credit Party, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association or such other form satisfactory to the Collateral Agent.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” means each holder of a Note.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means the board of directors or comparable governing body of the Company or any committee thereof duly authorized to act on its behalf.

“Borrowing Base” means, as of any date of determination, an amount (calculated based on the most recent Borrowing Base Report delivered to the Investors in accordance with this Agreement) equal to the total of the following:
(4)    the product of (A) the sum of the Project NPVs for all Eligible COD Projects and (B) (w) 95%, if the Cash Flow Underperformance is less than 5%, (x) 90% if the Cash Flow Underperformance is equal to or greater than 5% and less than 6%, (y) 85%, if the Cash Flow Underperformance is greater than 6% and less than 11% and (z) 70%, if the Cash Flow Underperformance is greater than 11%; plus
(5)    the product of (A) the sum of the Project NPVs for all Eligible NTP Projects and (B) (w) 85%, if the Cash Flow Underperformance is less than 5%, (x) 80% if the Cash Flow Underperformance is equal to or greater than 5% and less than 6%, (y) 75%, if the Cash Flow Underperformance is greater than 6% and less than 11% and (z) 70%, if the Cash Flow Underperformance is greater than 11%; plus
(6)    100% of Unrestricted AssetCo Cash; minus
(7)    the total of all (i) payments projected to be made by the Company or any Subsidiary to the Contractor engaged to install any Eligible NTP Project or Eligible COD Project in the succeeding 30 days to the extent not already excluded from Unrestricted AssetCo Cash under clause (b) of such term and (ii) Refundable Deposits to the extent counted in items (1)-(4) hereof; plus
(8)    the sum of the C-PACE Loan Values for all Eligible C-PACE Loans; minus
(9)    the total principal and interest outstanding under the Revolving Credit Facility, if (i) such facility ranks senior in right of payment to the Notes or is secured on a pari passu or senior basis with the Notes with respect to any of AssetCo’s property or assets, or (ii) such facility has a final maturity date earlier than the Maturity Date (as consented to by the Required Investors).
“Borrowing Base Deficiency” shall have the meaning specified in Section 1(c).
“Borrowing Base Report” means a report in the form of Exhibit F hereto.
“Bridge Note Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, among the Company, the Collateral Agent, and each of the junior lenders party thereto.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“C-PACE Loan” means a loan or other financing provided to a commercial property owner under a commercial property assessed clean energy program in the United States.
“C-PACE Loan NPV” means, as of the date of determination with respect to a C-PACE Loan, the present value, calculated at a discount rate equal to the Applicable Discount Rate for such C-PACE Loan of (i) the aggregate payments the Subsidiary which owns such C-PACE Loan is scheduled to receive pursuant to the associated C-PACE Note through the earliest allowable repayment date or, if none, maturity, minus (ii) such C-PACE Loan’s payments that are projected to be paid toward principal and interest under the associated Project Debt Facility, if any.

“C-PACE Loan Value” means, for a C-PACE Loan, the lesser of (i) the outstanding principal on such C-PACE Loan and (i) the C-PACE Loan NPV.
“C-PACE Note” means each promissory note or loan entered into in connection with any C-PACE Loan and each schedule, exhibit, addendum or joinder thereunder.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, all obligations that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Transaction Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Transaction Documents.
“Cash Equivalents” means
(10)    United States dollars, or money in other currencies received in the ordinary course of business,
(11)    U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,
(12)    (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,
(13)    repurchase obligations with a term of not more than thirty days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,
(14)    commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,
(15)    money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (6) above; and
(16)    in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.
“Cash Flow Report” means a report in the form of Exhibit G hereto.

“Cash Flow Underperformance” means, as of the date of determination, the value calculated pursuant to the Cash Flow Report generated currently with the determination of the current Borrowing Base.
“Cash Reserve” means cash reserves held in a deposit account subject to a Collateral Account Control Agreement in favor of the Collateral Agent for the benefit of the Secured Parties, which such deposit account shall be funded in accordance with Section 7(l).
“CFC” means (a) each Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code and the U.S. Treasury regulations promulgated thereunder) and (b) each Subsidiary of any such controlled foreign corporation described in clause (a) above.
“Closing” means the Initial Closing or a Subsequent Closing, as applicable.
“Closing Date” means the Initial Closing Date or a Subsequent Closing Date, as applicable.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Account Control Agreement” means a customary account control agreement in form and substance reasonably satisfactory to the Required Investors pursuant to which the depositary institution maintaining the relevant account agrees that the Collateral Agent or the Keyframe Collateral Agent (as gratuitous bailee for the Collateral Agent in accordance with the Intercreditor Agreement) shall have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts) and pursuant to which such issuer, securities intermediary, commodities intermediary or depositary institution (as applicable) shall agree to comply solely with the entitlement orders or instructions of the Collateral Agent or the Keyframe Collateral Agent (as gratuitous agent for the Collateral Agent in accordance with the Intercreditor Agreement), as applicable, with respect to the disposition of funds or to apply any value distributed on account of any commodity account, as applicable, in such account upon the occurrence and continuance of an Event of Default and without the consent of any other Person.
“Collateral Agency Agreement” means that certain Collateral Agency Agreement, dated as of the date hereof, between the Credit Parties, the Collateral Agent and the Investors.
“Collateral Agent” means U.S. Bank National Association.
“Collateral Documents” means the Perfection Certificate, the Security Agreement, the Intellectual Property Security Agreements (as defined in the Security Agreement), the Collateral Account Control Agreements, the Servicer Direct Agreement and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Transaction Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Investors, a Lien on the Collateral.
“Commercial Operation” means, with respect to a Project, the completion of installation and commissioning of such Project pursuant to the applicable O&M Agreement and receipt from the Customer under the associated Customer Agreement of an executed a letter of acceptance confirming that the installation of such Project is substantially complete and that monthly payments for the services provided thereunder may commence.
“Commitment” means, as to each Investor, the amount set forth opposite each Investor’s name on Schedule I to this Agreement, as such amount may be increased from time to time by a Commitment Increase Supplement. “Commitments” means the aggregate Commitments of all Investors.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company” has the meaning set forth in the first paragraph of this Agreement.
“Company Intellectual Property” means Intellectual Property that is necessary to, or owned or used by, the Company or its Subsidiaries in the conduct of their business as now conducted and as presently proposed to be conducted.
“Contractor” means any counterparty to an O&M Agreement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion Date” means May 21, 2021.
“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.
“Covered Persons” has the meaning given to such term in Section 2(f)(ii).
“Counterpart Agreement” means the Counterpart Agreement in the form of Exhibit H hereto.
“Credit Parties” means the Company and each Guarantor.
“Customer” means a customer under a Customer Agreement.
“Customer Agreement” means an agreement (including any attachments or addenda thereto) entered into between a customer and the Company or any of its Subsidiaries, pursuant to which such customer agrees to purchase energy services generated by a Project installed at one or more Customer sites.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Direct Company Obligations” means any Obligations of the Company under this Agreement.

“Disclosure Schedule” means the disclosure schedule, dated the Initial Closing Date, delivered by the Company to the Investors.
“Dispose” and “Disposed of” have meanings correlative thereto.
“Disposition” means, with respect to any property or right, any sale, lease, sale and leaseback, assignment, license, conveyance, transfer or other disposition thereof.
“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Maturity Date then in effect; provided that (a) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the date that is 181 days after the latest Maturity Date then in effect if the payment upon such redemption or repurchase is contractually subordinated in right of payment to the Obligations and (b) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualification Events” has the meaning given to such term in Section 2(f)(ii).
“Draw Fee” means a fee equal to two percent (2%) of the Original Principal Amount of any Note purchased by an Investor at any Funding Event, which fee shall be netted out of the cash purchase price paid by the applicable Investor in connection with its purchase of such Note.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary of the Company that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia.
“Eligible C-PACE Loan” means, as of any date the Borrowing Base is calculated, each C-PACE Loan meeting all of the following criteria:
(a)    such C-PACE Loan is (a) owned directly by AssetCo or a Permitted Project Subsidiary or (b) if subject to a Project Debt Facility, owned by any Project Subsidiary;
(b)    if such C-PACE Loan is owned directly by a Project Subsidiary, either (x) the applicable Project Subsidiary’s interest in such Project is subject to a first priority security interest, (y) the Project Subsidiary is owned by a Subsidiary of the Company, the Equity Interests of which are subject to a first priority security interest or (z) if the terms of any applicable Project Debt Facility prohibit the collateral arrangements described in clause (x) and (y), above, the Equity Interests of the Subsidiary which owns the Person which owns the Equity Interests of the applicable Project Subsidiary are subject to a first priority security interest, in each case in favor of the Collateral Agent (for the benefit of the Secured Parties); and
(c)    such C-PACE Loan has been approved in writing by each Investor to be an “Eligible C-PACE Loan”.
“Eligible COD Project” means, as of the date of determination, each Eligible Project that has achieved Commercial Operation.
“Eligible Customer” means any Customer (i) identified on Exhibit L (provided that there shall have been no material deterioration in the creditworthiness of such Customer since the date of inclusion on Exhibit L), (ii) which has a long-term rating of “BBB-” or higher by S&P or “Baa3” or higher by Moody’s (provided that if such Customer carries a rating below “BBB-” by S&P or “Baa3” by Moody’s, such Customer shall not be an Eligible Customer) or (iii) is approved by the Required Investors (and any Customer so approved may, with the consent of the Required Investors, be added to Exhibit L).
“Eligible NTP Project” means, as of the date of determination, each Eligible Project in which the Customer party to the Customer Agreement associated with such Eligible Project has provided written authorization for the commencement of installation of such Eligible Project pursuant to the terms of the relevant Customer Agreement.
“Eligible Project” means, as of any date the Borrowing Base is calculated, each Project meeting all of the following criteria:
(d)    such Project is subject to a Customer Agreement entered into in the ordinary course of business and in substantially the form of any Customer Agreement for a Project included in the Borrowing Base on the Closing Date, (provided that for any Customer Agreement entered into after (i) August 10, 2020, such Customer Agreements shall include the Specified Matters described in clause (i) of the definition thereof and (ii) September 5, 2020, such Customer Agreement shall include the Specified Modifications), or as otherwise approved by the Required Investors from time to time
(e)    such Project is subject to an O&M Agreement, entered into in the ordinary course of business and in substantially the form of any O&M Agreement for a Project included in the Borrowing Base on the Closing Date, or as otherwise approved by the Required Investors from time to time;
(f)    the Contractor with respect to such Project is either (i) a Contractor for a Project included in the Borrowing Base on the Closing Date, (ii) a nationally recognized provider of construction, installation and maintenance services substantially similar to those required for the Project or (iii) approved by the Required Investors;
(g)    the Customer associated with such Project (A) is not more than 90 days past due on any portion of a contractual payment due under the related Customer Agreement, (B) is not subject to any bankruptcy or insolvency proceedings and (C) has not notified the Project Subsidiary of its intention to terminate such Customer Agreement;
(h)    such Project is not an Underperforming Project;
(i)    such Project is (a) owned directly by AssetCo or a Permitted Project Subsidiary or (b) if subject to a Project Debt Facility, owned by any Project Subsidiary (provided that no Project which is financed under the Hitachi Credit Agreement shall be an Eligible Project);

(j)    the Customer with respect to such Project is an Eligible Customer;
(k)    such Project is subject to the Servicing Agreement and the Servicer Direct Agreement and has been onboarded to the platform maintained by the Servicer;
(l)    if such Project is owned by a Person other than the Affiliate of the Company originally party thereto, such Project is subject to a Transfer Agreement entered into in the ordinary course of business sufficient to transfer ownership of such Project and the applicable O&M Agreement to AssetCo or a Project Subsidiary, as applicable;
(m)    if such Project is owned directly by a Project Subsidiary, either (x) the applicable Project Subsidiary’s interest in such Project is subject to a first priority security interest, (y) the Project Subsidiary is owned by a Subsidiary of the Company, the Equity Interests of which are subject to a first priority security interest or (z) if the terms of any applicable Project Debt Facility prohibit the collateral arrangements described in clause (x) and (y), above, the Equity Interests of the Subsidiary which owns the Person which owns the Equity Interests of the applicable Project Subsidiary are subject to a first priority security interest, in each case in favor of the Collateral Agent (for the benefit of the Secured Parties);
(n)    if such Project is subject to a Project Debt Facility, the total principal and interest outstanding under such Project Debt Facility is no greater than 90% of the sum of all Project NPVs subject to such Project Debt Facility; and
(o)    such Project is not subject to any Liens in favor of carriers, warehousemen, mechanics, materialmen or repairman (other than in respect of obligations which are not delinquent).
“Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of a Hazardous Substance; (b) pollution or protection of the environment; (c) employee health or safety or public health; or (d) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with a Credit Party or a Subsidiary of the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan; (b) the termination of any Pension Plan under Section 4041 of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (d) the failure to make a required contribution to any Pension Plan or Multiemployer Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the

arising of such a lien or encumbrance against any Credit Party, Subsidiary of the Company, or any ERISA Affiliate; (e) the request for a minimum funding waiver or failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA (whether or not waived) with respect to any Pension Plan; (f) a determination that any Pension Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) engaging in a material non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (h) the complete or partial withdrawal of any Credit Party, Subsidiary of the Company or any ERISA Affiliate from a Multiemployer Plan; or (i) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA.
“ESG” is defined in Section 7(m).
“ESG Incident” is defined in Section 7(m).
“Event of Default” has the meaning set forth in the Notes.
“Ex-Im Laws” means all laws and regulations relating to export, re-export, transfer or import controls, including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws administered by U.S. Customs and Border Protection.
“Excluded Account” means (i) deposit accounts and securities accounts with an aggregate amount on deposit therein of not more than $500,000 at any one time for all such deposit accounts or securities accounts, (ii) as of any date of determination, Deposit Accounts specifically and exclusively used for paying or remitting taxes, including, without limitation, sales tax accounts, in an aggregate amount not to exceed the amount of such taxes that are due and payable at such time, (iii) Deposit Accounts specifically and exclusively used as an escrow account or as fiduciary or trust accounts solely to extent the deposits or securities therein constitute Permitted Encumbrances, or (iv) Deposit Accounts specially and exclusively used for payroll, payroll taxes, healthcare and other employee wage and benefit payments (including accrued and unpaid employee compensation) to or for the Company or any of its Subsidiaries’ employees.
“Excluded Subsidiary” means any Subsidiary of the Company that is not required to guarantee the Obligations pursuant to Section 7(k) or Section 9, each Foreign Subsidiary and any Domestic Subsidiary substantially all of the assets of which (whether held directly or through one or more entities disregarded for U.S. federal income tax purposes) consist of capital stock (or capital stock and debt) (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs.
“Existing Note Purchase Agreement” has the meaning set forth in the recitals hereto.
“Financial Officer” means the chief financial officer, treasurer, chief accounting officer, head of finance, vice president of finance or corporate controller of the Company.
“Foreign Subsidiary” means (a) any Subsidiary of the Company that is not a Domestic Subsidiary and (b) any Subsidiary of the Company that is a Subsidiary of a CFC.
“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any Acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligation” has the meaning set forth in Section 9(a).
“Guarantor” means each Person that shall have become a party hereto as a “Guarantor” and shall have provided a Guaranty of the Obligations by executing and delivering a Counterpart Agreement; provided that (a) for purposes of Section 9, the term “Guarantors” shall also include the Company (except with respect to the Direct Company Obligations), and (b) a Foreign Subsidiary shall at no time be a Guarantor.
“Guaranty” means the guaranty of each Guarantor set forth in Section 9.
“Hazardous Substance” has the meaning given to such term in Section 2(h).
“Hitachi Credit Agreement” means that certain Master Loan and Security Agreement, dated as of September 30, 2016, between Redaptive Master Services, LLC and Hitachi Capital America Corp.
“IFRS” means international financial reporting standards within the meaning of IAS Regulation 1606/2002.
“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) accounts payable incurred in the ordinary course of business, (ii) purchase price adjustments, earnouts, holdbacks and other similar deferred consideration payable in connection with Acquisitions and (iii) deferred or equity compensation arrangements payable to directors, officers, employees, advisors, consultants or other providers of services), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For all purposes hereof, the Indebtedness of the Company and its Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness. “Indebtedness” shall not include the obligations or liabilities of any Person to pay rent or other amounts with respect to any lease of office space (or other arrangement conveying the right to use office space) or other operating lease, which obligations (x) would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of the ASU (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Transaction Documents, or (y) would be required to be classified and accounted for as a capital lease at any time due to build-to-suit accounting rules, “failed” sale and leaseback accounting rules, other lease classification rules or other similar rules so long as such obligations are not entered into for a financing purpose, are unsecured (other than the provision of any letters of credit required to support such obligations), and do not otherwise constitute “Indebtedness” pursuant to clauses (a), (b), (c) or (d) above.
“Intellectual Property” means all Patents, Trademarks, Copyrights and any other intellectual property in any jurisdiction throughout the world.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of November 12, 2021, by and between the Collateral Agent, as the Senior Representative (as defined therein), and the Keyframe Collateral Agent, as the Subordinated Representative (as defined therein), and acknowledged by the Credit Parties, as amended in accordance with its terms.
“Investment” means any loan, advance (other than advances to employees or other providers of services for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee or otherwise) or capital contributions by the Company or any of its Subsidiaries to any other Person (other than any Credit Party), and any Acquisitions.
“Investor Financing” has the meaning given to such term in Section 10(q).
“Investor Financing Foreclosure” means any transfer or assignment of any Note to a financing source that provides an Investor Financing in connection with an exercise of remedies by such financing source pursuant to the terms of such Investor Financing or applicable law, so long as such financing source is a Qualified Transferee (as defined in the Notes).

“Investors’ Rights Agreement” has the meaning given to such term in Section 2(b)(iii).
“IRS” means the U.S. Internal Revenue Service.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Key Employees” means any executive-level employee (including division director and vice president-level positions), as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.
“Keyframe Collateral Agent” means Wilmington Trust, National Association.
“Keyframe Investors” has the meaning set forth in the definition of Keyframe Note Purchase Agreement.
“Keyframe Note Documents” means the Keyframe Note Purchase Agreement, the Keyframe Notes and each other Transaction Document (as defined in the Keyframe Note Purchase Agreement).
“Keyframe Note Purchase Agreement” means that certain Convertible Note Purchase Agreement, dated as of November 12, 2021, among the Company, the guarantors from time to time party thereto, and the investors from time to time party thereto (the “Keyframe Investors”), as amended from time to time and subject to the Intercreditor Agreement.
“Keyframe Notes” means the notes issued to the Keyframe Investors under the Keyframe Note Purchase Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Liquidity” means, at any time, the sum of Unrestricted cash and Cash Equivalents held by Company, in each case that are subject to a Collateral Account Control Agreement.
“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as in effect from time to time.
“Marketable Securities” means, without duplication of any of the items described in the definition of Cash Equivalents, investments permitted pursuant to the Company’s investment policy as approved by the Board of Directors (or committee thereof) of the Company from time to time.
“Material Adverse Effect” means a material adverse change in (a) the business, property, financial condition or results of operations of the Projects, the C-PACE Loans, the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any of its Subsidiaries to perform any of their material obligations under the Transaction Documents, the Project Documents or the C-PACE Notes, as applicable, (c) the rights and remedies of the Investors under this Agreement or the Transaction Documents or (d) the validity, priority or perfection of Collateral Agent’s security interests in, and Liens on, the Collateral.

“Materially” means with respect to the amendment, modification, waiver or supplement of any Project Document or C-PACE Note, that such amendment, modification, waiver or supplement changes the (a) tenor, (b) economic terms or (c) any other term that, in the case of clause (c), could have a material and adverse effect on the value or financeability of the Project or C-PACE Loan associated with such Project Document or C-PACE Note (including, without limitation, any measurement and verification methodologies or the terms of any payments under such Project Document or C-PACE Note).
“Maturity Date” means (i) if no Specified Event has occurred, September 24, 2024 and (ii) if a Specified Event has occurred, the earlier of (x) the fourth (4th) anniversary of such Specified Event and (y) October 1, 2025.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) a Credit Party or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which a Credit Party or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Non-Capitalized Lease Obligations” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Capitalized Lease Obligation.
“Non-U.S. Plan” means any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Company or one or more Subsidiaries, primarily for the benefit of employees of the Company or such Subsidiaries or any Credit Party residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Notes” means the notes issued by the Company under this Agreement, substantially in the form of Exhibit A.
“O&M Agreement” means each Master Service and Supply Agreement, Master Project Supply Agreement or similar agreement relating to the design, development, construction, installation, operation and maintenance of any Project.
“Obligations” means all amounts owing by any Credit Party to the Investors under the Notes, the Security Agreement or this Agreement and all interest which accrues after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable.
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Original Principal Amount” shall have the meaning specified in each Note.
“Outstanding Principal Balance” shall have the meaning specified in each Note.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all licenses of the foregoing whether as licensee or licensor; (e) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (f) all rights to sue for past, present, and future infringements thereof; and (g) all rights corresponding to any of the foregoing throughout the world.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to (or obligated to be contributed) in whole or in part by any Credit Party or any ERISA Affiliate or with respect to which any of the Company, any Credit Party or any ERISA Affiliate has actual or contingent liability or had any such liability for the five-year period immediately following the latest date on which a Credit Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Perfection Certificate” means a certificate substantially in the form of Exhibit J, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Company.
“Permits” means any and all approvals, permits, registrations, permissions, licenses, authorizations, consents, certifications, actions, orders, waivers, exemptions, variances, franchises, filings, declarations, rulings, registrations and applications from or issued by any Governmental Authority.
“Permitted Encumbrances” means:
(p)    Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 7(d);
(q)    carrier’s, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested;
(r)    Liens incurred or pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary of the Company or otherwise supporting the payment of items set forth in the foregoing clause (i);
(s)    Liens incurred or pledges and deposits to secure the performance of bids, trade and commercial contracts (other than for the payment of Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practice;

(t)    Liens securing, or otherwise arising from, judgments and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default;
(u)    Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;
(v)    easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the conduct of business of the Company or any Subsidiary of the Company;
(w)    rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase or lease agreements and related arrangements;
(x)    rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;
(y)    Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens would not reasonably be expected to have a Material Adverse Effect;
(z)    Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Company and any other Subsidiaries;
(aa)    servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Company or any of its Subsidiaries, in each case that do not secure any obligations for money borrowed and do not materially detract from the value of the affected property or interfere with the conduct of business of the Company or any Subsidiary of the Company; and
(bb)    Liens on any assets securing any obligation in favor of a Governmental Authority, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, governmental royalties or pension fund obligations.
“Permitted Project Subsidiary” means any Project Subsidiary that is a direct or indirect wholly owned subsidiary of AssetCo, or, with respect only to Eligible NTP Projects, a Specified DevCo Entity, which in each case is subject to collateral arrangements substantially the same as those in effect with respect to AssetCo as of the Initial Closing Date as reasonably determined by the Collateral Agent, including without limitation: delivery of (i) original executed membership interest certificates representing 100% of the Equity Interests in such Project Subsidiary, together with an undated transfer power for such membership interest certificate and proxy executed in blank by a duly authorized officer and (ii) Collateral Account Control Agreements in respect of any accounts maintained by it.

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan).
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Pro Forma Basis” means, with respect to the calculation of Liquidity as of any date, that such calculation shall give pro forma effect to all Acquisitions, all issuances, incurrences or assumptions of Indebtedness, all Investments and all sales, transfers or other dispositions of any Equity Interests in a Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during the applicable fiscal period of the Company (or subsequent to such fiscal period of the Company and prior to or simultaneously with the event for which such calculation is being calculated) as if they occurred on the first day of such applicable period of the Company.
“Project” means energy efficient measures of the type described on Exhibit K hereto, as such Schedule may be updated from time to time with the approval of the Required Investors, provided or to be provided to a Customer by the Company or any Subsidiary pursuant to a Customer Agreement.
“Project Debt Facility” means a debt facility established to finance the cash flows from Projects or C-PACE Loans owned by a Project Subsidiary satisfying the follow conditions:
(cc)    neither the Company nor any of its Subsidiaries (other than the applicable Project Subsidiary) shall have any obligation or liability (contingent or otherwise) in respect of the repayment of such Indebtedness and no property of the Company or any of its Subsidiaries (other than the applicable Project Subsidiary) is included in the collateral for such Indebtedness,
(dd)    such debt facility is, if secured, secured only by the assets of the applicable Project Subsidiary and/or the Equity Interests of such Project Subsidiary,
(ee)    such debt facility does not provide for an event of default or other acceleration of Indebtedness (i) in the event that any Secured Party forecloses on, takes possession of or transfers, any Equity Interests of such Project Subsidiary’s direct or indirect owners (other than Equity Interests which are subject to a Lien for the benefit of lenders under such Project Debt Facility) or (ii) in connection with any Default or Event of Default under the Notes or any other Indebtedness of the Company or any of its Subsidiaries, other than Subsidiaries party to such Project Debt Facility, and
(ff)    such debt facility otherwise includes no (i) events of default, (ii) restrictions on dividends, cash distributions, cash sweeps or “restricted payments” or (iii) cash reserve or minimum liquidity requirements, in each case more restrictive, taken as a whole, than the terms and restrictions of the Hitachi Credit Agreement as in effect on the date hereof, as determined in good faith and certified by a Responsible Officer of the Company.
“Project Document” means each Customer Agreement, O&M Agreement, Servicing Agreement, Transfer Agreement, each other contract or agreement entered into in connection with the development, installation, operation, maintenance and servicing of any Project and each schedule, exhibit, addendum or joinder under each of the foregoing agreements.

“Project NPV” means, as of the date of determination with respect to a Project, the present value, calculated at a discount rate equal to the Applicable Discount Rate for such Project of (i) the aggregate cash flows that the Subsidiary which owns such Project then expects to receive from the Customer pursuant to the associated Customer Agreement during the initial term of such Customer Agreement (for the avoidance of doubt, excluding any possible renewal period of such Customer Agreement), minus (ii) projected operations, maintenance and administrative expenses for such Project (including all costs payable under (x) the applicable O&M Agreement for operations and maintenance but excluding costs payable for design, development, construction and installation and (y) the Servicing Agreement), minus (iii) such Project’s cash flows that are projected to be paid toward principal and interest under the associated Project Debt Facility, if any.
“Project Subsidiary” means any direct or indirect wholly owned subsidiary of the Company that is a special purpose entity and that (x) is party to, or was formed for the purpose of entering into, a Project Debt Facility that is secured by the assets of such subsidiary, (y) has no employees and (z) the assets of which consist exclusively of either (A) Projects and/or C-PACE Loans or (B) equity interests in Subsidiaries which meet the requirements of clauses (y) and (z).
“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.
“Refundable Deposits” means, as of the date of determination, the total of all payments made by all Customers with respect to Eligible NTP Projects which such payments are subject to the requirement that they be refunded to such Customer in the event such Eligible NTP Project does not reach Commercial Operation.
“Register” shall have the meaning specified in the Notes.
“Reinvestment Fund Credit Agreement” means that certain Master Credit Agreement, dated as of November 12, 2019, between Redaptive Capital RF, LLC and Reinvestment Fund, Inc.
“Related Parties” or “Related Party” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Investors” means the Investors holding a majority of the aggregate Outstanding Principal Balance of the then-outstanding Notes.
“Responsible Officer” means any of the President, Chief Executive Officer, Vice President or Financial Officer of the Company, or any person designated by the Company in writing from time to time.
“Restricted” means, when referring to cash, Cash Equivalents or Marketable Securities of the Company and its Subsidiaries, that such cash or Cash Equivalents or Marketable Securities (a) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Company, (b) are subject to any Lien in favor of any Person (other than a Lien permitted under clause (i) of the definition of Permitted Encumbrances), or (c) are not otherwise generally available for use by the Company or any Subsidiary of the Company so long as such Subsidiary of the Company is not prohibited by applicable law, contractual obligation or otherwise from transferring such cash or Cash Equivalents or Marketable Securities to the Company.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any of its

Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund, similar deposit or withholding of shares for tax purposes, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any such Subsidiary. The (i) conversion of, or payment for (including, without limitation, payments of principal and payments upon redemption or repurchase), or (ii) paying any interest with respect to, any debt securities that are (in the case of clause (i), mandatorily) convertible into or exchangeable for any combination of Equity Interests and/or cash shall not constitute a Restricted Payment.
“Revolving Credit Facility” means any credit facility which:
(gg)    if secured, is secured only by the assets of the Company and its Subsidiaries that are not subject to a Lien under any Project Debt Facility,
(hh)    does not have a final maturity date earlier than the Maturity Date (unless consented to in writing by the Required Investors),
(ii)    if secured, is junior and subordinate in rank, priority and enforcement with the Notes with respect to (i) the Equity Interests of AssetCo and any Permitted Project Subsidiary, (ii) all assets (including cash and accounts) of AssetCo and any Permitted Project Subsidiary, (iii) any of the other Collateral relating to the Projects and C-PACE Loans included in the Borrowing Base (including all contract rights), (iv) all proceeds of payments by Customers under Customer Agreements relating to Projects and C-PACE Loans included in the Borrowing Base and (v) all proceeds of any of the foregoing items,
(jj)    has a total yield (whether in the form of interest rate, margin, original issue discount, upfront fees, or otherwise) not exceeding the rate payable under clause (a) of the definition of Applicate Rate (as defined in the Notes),
(kk)    requires no mandatory prepayments other than mandatory prepayments on a pro rata (or less than pro rata) basis with the Notes,
(ll)    is subject to an intercreditor agreement in a form agreed to among the Company, the Collateral Agent and the Required Investors after the date hereof, and
(mm)    does not require any regularly scheduled repayment of principal amounts thereunder prior to the final maturity date thereof in excess of $75,000 per month (unless consented to in writing by the Required Investors, such consent not to be unreasonably withheld).
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.
“Secured Parties” means the Investors and the Collateral Agent in each case from time to time.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Agreement” means that certain Pledge and Security Agreement, dated the date hereof, by and among the Company, the subsidiaries of the Company party thereto, and the Collateral Agent, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.
“Servicer” means Cortland Capital Market Services LLC or the counterparty to any Servicing Agreement then in effect.
“Servicer Direct Agreement” means that certain Servicer Acknowledgment and Consent to Collateral Assignment, dated as of September 24, 2020, among the Company, AssetCo, the Servicer and the Collateral Agent.
“Servicing Agreement” means that certain Loan Servicing Agreement, dated as of July 16, 2015, and amended by that certain (i) Amendment to Loan Servicing Agreement, dated as of July 24, 2015, (ii) Second Amendment to Loan Servicing Agreement, dated as of September 30, 2016 and (iii) Third Amendment to Loan Servicing Agreement, dated as of August 10, 2020, between the Company and Cortland Capital Market Services LLC or any replacement thereof approved by the Required Investors.
“Solicitor” has the meaning given to such term in Section 2(f)(ii).
“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Company substantially in the form of Exhibit C.
“Solvent” means, with respect to the Company and its Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Company and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Company and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Company and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Company and its Subsidiaries, taken as a whole and accounting for the expected net proceeds from any future equity financing transactions that, in the good faith determination of the Company, are reasonably likely to be consummated, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, (d) the Company and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (e) the Company and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Event” has the meaning given to such term in the Notes.
“Specified Modifications” means that, for any Customer Agreement, that (i) any applicable limitation of liability provision expressly excludes all regularly scheduled fees payable by the Customer thereunder and any “site closure” or other lump sum termination payments and (ii) any schedule or addenda thereof expressly (x) incorporates the terms of the applicable “Global Resource Optimization Agreement” or other analogous master agreement as of the date of such schedule or addenda and (y) permits amendments, modifications or waivers to such schedule or addenda only with the consent of the Persons party to such schedule or addenda at the time of such amendment, modification or waiver (giving effect to any assignments thereof).
“Specified DevCo Entity” means, as of the Initial Closing Date, Redaptive Services, LLC or, from and after the date which is ten (10) Business Days following notification from the Required Investors, a newly formed Subsidiary of Redaptive Services, LLC which holds no material assets or liabilities other than Eligible NTP Projects.
“Stock Plan” has the meaning given to such term in Section 2(b)(ii).
“Stock Repurchase Agreement” means that certain Stock Repurchase Agreement, dated as of November 12, 2021, between the Company and the entities listed on Exhibit A thereto.
“Subsidiary” means any subsidiary of the Company.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity (including by value) or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned (directly or indirectly), controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.
“Subsidiary Distribution Block” means any the occurrence of an event of default or other triggering event that prohibits a Project Subsidiary from paying otherwise permitted dividends or making any other distribution on any shares of Equity Interests of such Project Subsidiary under the terms of the applicable Project Debt Facility.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or other providers of services of the Company or the Subsidiaries of the Company shall be a Swap Agreement.

“Taxes” shall have the meaning specified in the Notes.
“Termination Date” means the date on which (a) the Commitments have expired or been terminated and (b) the principal of and interest on each Note and all fees and other Obligations payable under the Transaction Documents (other than any inchoate indemnity obligations) shall have been paid in full pursuant to the terms of the Notes.
“Third Amendment and Participation Agreement” means that certain Third Amendment and Participation Agreement, dated as of the date hereof, among the Company, the Investors party thereto, and the other Persons party thereto.
“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.
“Transaction Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes, each Collateral Document, the Collateral Agency Agreement and each other similar document, letter agreement, agreement or instrument in connection with the transactions expressly contemplated by this Agreement or that evidences, secures or supports the Obligations under this Agreement, the Notes and the Collateral Documents.
“Transfer Agreement” means an Assignment Agreement in substantially the form attached hereto as Exhibit M or as otherwise approved by the Required Investors from time to time.
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.
“Underperforming Project” means any Project designated as such pursuant to the Cash Flow Report.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unrestricted” means, when referring to cash, Cash Equivalents or Marketable Securities, that such cash, Cash Equivalents or Marketable Securities are not Restricted.
“Unrestricted AssetCo Cash” means the Unrestricted cash and Cash Equivalents of AssetCo (including the Cash Reserve, which is deemed Unrestricted) which is not reasonably expected to (a) become Restricted or (b) be required to pay known obligations of AssetCo, in each case in the following 30 days.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.
“WTI Loan Agreement” means the Loan and Security Agreement, dated as of July 12, 2019, by and among the Credit Parties, Venture Lending & Leasing VIII, Inc. and Venture Lending & Leasing IX, Inc., as supplemented by the Supplement to the Loan and Security Agreement, dated as of July 12, 2019, without giving effect to any amendment, restatement or modification after the date hereof.